UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONTINENTAL RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

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Invitation to 2015 Annual Meeting of Shareholders

DATE:	Tuesday, May 19, 2015
TIME:	10:00 a.m. Central Daylight Time
PLACE:	Cox Convention Center, Meeting Room 10 1 Myriad Gardens, Oklahoma City, OK 73102-9219

April 7, 2015

Dear Fellow Shareholder:

Please join me at our Annual Meeting on Tuesday, May 19, 2015, where you will be asked to vote on the election of two Class III members to the Board of Directors, to approve an amendment to our Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company and to ratify the selection of auditors. You will also be asked to consider a shareholder proposal if properly presented at the Annual Meeting.

The Company is again taking advantage of the Securities and Exchange Commission rule permitting us to provide proxy materials over the Internet to certain of our shareholders. On or about April 7, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials to shareholders whose shares are held in an account at a brokerage firm, bank or other nominee record holder, informing you the Notice and Proxy Statement for the 2015 Annual Meeting, 2014 Annual Report and voting instructions are available online. As more fully described in that Notice, all shareholders receiving such Notice may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials. On or about April 7, 2015, we will also mail paper copies of our Notice and Proxy Statement, 2014 Annual Report and a proxy card to each shareholder whose shares are registered directly in their name with our transfer agent, American Stock Transfer & Trust Company.

In addition to the formal items of business at the Annual Meeting, you will have an opportunity to ask questions and express your views to the senior management of Continental Resources, Inc. Members of our Board of Directors will also be present.

Whether you are able to attend the 2015 Annual Meeting in person, it is important your shares be represented. Please vote your shares in accordance with the instructions contained in the materials being sent to you. Please vote as soon as possible.

I hope to see you on May 19th.

Harold G. Hamm

Chairman of the Board and

Chief Executive Officer

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Notice of Annual Meeting of Shareholders

To Be Held On May 19, 2015

TO THE HOLDERS OF SHARES OF COMMON STOCK:

The 2015 Annual Meeting of Shareholders of Continental Resources, Inc. (the “Company,” “we,” “our,” or “us”) will be held at the Cox Convention Center, Meeting Room 10, 1 Myriad Gardens, Oklahoma City, OK 73102-9219, on May 19, 2015, at 10:00 a.m. C.D.T., for the following purposes:

1.	To elect two Class III members to our Board of Directors to serve until the Annual Meeting of Shareholders in 2018 and until their respective successors are duly elected and qualified or until their earlier resignation or removal (Item 1 on the proxy card).

2.	To vote on a proposal to approve an amendment to our Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company (Item 2 on the proxy card).

3.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 3 on the proxy card).

4.	To consider a shareholder proposal if properly presented at the Annual Meeting (Item 4 on the proxy card).

5.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting may be recessed from time to time and, at any reconvened meeting, action on the matters specified in this notice may be taken without further notice to shareholders unless required by the Company’s bylaws.

Shareholders of record of our common stock, par value $0.01 per share, at the close of business on March 24, 2015 are entitled to notice of and to vote on all proposals at the Annual Meeting. A list of all shareholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during normal business hours at least ten days prior thereto at our offices located at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to certain of our shareholders over the Internet and to certain others by mail.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Eissenstat

Eric S. Eissenstat

Secretary

DATED: April 7, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2015

This Notice and Proxy Statement, the accompanying proxy card and our Annual Report to shareholders are also available on the Internet at https://materials.proxyvote.com/212015.

CONTINENTAL RESOURCES, INC.

Proxy Statement Annual Meeting of Shareholders May 19, 2015

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1
When and where is the Annual Meeting?	1
Why am I receiving these materials?	1
Who can vote at the Annual Meeting?	1
What am I voting on?	1
How do I vote?	2
How many votes do I have?	2
Who is paying for this proxy solicitation?	2
What does it mean if I receive more than one Notice of Internet Availability, proxy card or voter information form?	3
Can I change my vote after submitting my proxy?	3
What is the quorum requirement?	3
What are broker non-votes?	3
How may I vote in the election of directors (Item 1 on the proxy card)?	3
What vote is required to approve the election of directors (Item 1 on the proxy card)?	4
How may I vote in connection with the Certificate Amendment Proposal (Item 2 on the proxy card)?	4
What vote is required to approve the Certificate Amendment Proposal (Item 2 on the proxy card)?	4
How may I vote in connection with the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 3 on the proxy card)?	4
What vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 3 on the proxy card)?	4
How may I vote in connection with the Shareholder Proposal (Item 4 on the proxy card)?	4
What vote is required to approve the Shareholder Proposal (Item 4 on the proxy card)?	4
What if I do not mark a voting choice for some of the matters listed on my proxy card?	5
Could other matters be decided at the Annual Meeting?	5
What happens if the Annual Meeting is postponed or adjourned?	5
How does the Board recommend I vote on the proposals?	5
Who will serve as the inspector of election at the Annual Meeting?	5
How can I find out the results of the voting at the Annual Meeting?	5

PROPOSAL 1: ELECTION OF DIRECTORS	6
General	6
Corporate Governance Matters	9
Corporate Governance Guidelines and Communications with the Board	14
Compensation Committee Interlocks and Insider Participation	15

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	16
Policies and Procedures	16
Transactions	16

i

NON-EMPLOYEE DIRECTOR COMPENSATION	19
General	19
2014 Non-Employee Director Compensation Table	19
2014 Retainers / Fees	20
Equity-Based Compensation	20

EXECUTIVE COMPENSATION AND OTHER INFORMATION	21
Executive Officers	21
Compensation Discussion and Analysis	22
Insider Trading Policy	28
Summary Compensation Table	29
Grants of Plan Based Awards	30
Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards	31
Outstanding Equity Awards as of December 31, 2014	31
Options Exercised and Restricted Stock Vested During 2014	32
Nonqualified Deferred Compensation	32
Description of Deferred Compensation Plan	32
Potential Payments Upon Termination or Change in Control	34
Indemnification Agreements	36
Risk Assessment Related to our Compensation Structure	36
Compensation Committee Report	36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
Security Ownership of Certain Beneficial Owners	37
Security Ownership of Directors and Executive Officers	38

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	39

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY	39

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
General	40
Audit Committee Report	40
Audit and Other Fees	41
Attendance at Annual Meeting	42

PROPOSAL 4: SHAREHOLDER PROPOSAL ON THE CHAIRMAN OF THE BOARD BEING AN INDEPENDENT DIRECTOR	42
Proponent’s Statement in Support of Shareholder Proposal	42
Board of Directors’ Statement in Opposition to the Shareholder Proposal	43

ANNUAL REPORT TO SHAREHOLDERS	45

SHAREHOLDERS SHARING THE SAME ADDRESS	45

ii

SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION	45

PROPOSALS OF SHAREHOLDERS	45

OTHER MATTERS	46

ANNEX A—NYSE Independence Standards Generally Applicable to Directors	ANNEX A

iii

CONTINENTAL RESOURCES, INC.

20 N. Broadway Oklahoma City, Oklahoma 73102

Proxy Statement

2015 Annual Meeting of Shareholders

Questions and Answers About This

Proxy Material and Voting

When and where is the Annual Meeting?

Our 2015 Annual Meeting of Shareholders (the “Annual Meeting”) will be held at the Cox Convention Center, Meeting Room 10, 1 Myriad Gardens, Oklahoma City, OK 73102-9219, on May 19, 2015, at 10:00 a.m. C.D.T. When we refer to “us,” “we,” “our,” or the “Company” we are describing Continental Resources, Inc. and our subsidiaries.

Why am I receiving these materials?

This Proxy Statement, the accompanying Notice of annual meeting and proxy card and our Annual Report are provided to you because our Board of Directors (“Board”) is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares.

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders primarily via the Internet. On or about April 7, 2015, we plan to mail to beneficial owners of shares registered in the name of a broker, bank or other nominee record holder (who constitute the majority of our shareholders), a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access our proxy materials and to shareholders of record, printed copies of our proxy materials. The Notice of Internet Availability also instructs shareholders on how to vote online. This process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Annual Meeting. However, if you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

Who can vote at the Annual Meeting?

Shareholders on March 24, 2015 (the record date for the Annual Meeting) are eligible to vote their shares at the Annual Meeting. On that date, we had 373,124,407 shares of our Common Stock, par value $0.01 per share (“Common Stock”), outstanding and eligible to vote.

What am I voting on?

There are four proposals scheduled for a vote:

1. Election of two Class III directors to serve until the Annual Meeting of Shareholders in 2018 and until their respective successors are duly elected and qualified or until their earlier resignation or removal (Item 1 on the proxy card);

2. Approval of an amendment to our Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company (referred to herein as the “Certificate Amendment Proposal”) (Item 2 on the proxy card);

3. Ratification of selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm (Item 3 on the proxy card); and

4. To consider a shareholder proposal (the “Shareholder Proposal”) if properly presented at the Annual Meeting (Item 4 on the proxy card).

How do I vote?

For Proposal 1, you may either vote “For” a nominee to the Board or you may “Withhold Authority” regarding your vote for any nominee you specify. For Proposals 2, 3, and 4, you may vote “For” or “Against” or “Abstain” from voting. The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If on March 24, 2015 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, or if you hold shares of our Common Stock that have not vested pursuant to a restricted stock grant, then you are a shareholder of record. If you are a shareholder of record and you have not elected to receive notice of how to access proxy materials over the Internet, you may vote in person at the Annual Meeting, by proxy using the proxy card or over the Internet. If you have elected to receive notice of how to access proxy materials over the Internet, you may vote in person at the Annual Meeting or over the Internet. Whether you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. In either case, you may still attend the Annual Meeting and vote in person.

To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

To vote using the proxy card, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

To vote online, please follow the instructions included on your proxy card or in any notice regarding how to access proxy materials over the Internet. If you vote online, you do not need to complete and mail a proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee Record Holder

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee record holder, you should have received either a Notice of Internet Availability containing instructions on how to access our proxy materials and vote online or a voter information form and voting instructions with these proxy materials from that organization rather than from us. Simply follow the instructions to vote online or by telephone (if you received a voter information form) or complete and return the voter information form in accordance with the instructions provided to ensure your vote is counted. If you received a Notice of Internet Availability, you can elect to request to receive a paper copy of proxy materials which will include a voter information form. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other nominee record holder. Follow the instructions from your broker, bank or other nominee record holder included with these proxy materials, or contact your broker, bank or other nominee record holder to request a proxy form.

How many votes do I have?

On each proposal, you have one vote for each share of Common Stock you own as of March 24, 2015.

Who is paying for this proxy solicitation?

We are paying for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, employees, and agents may also solicit proxies in person or by other means of communication. Directors and employees will not be paid any special compensation for soliciting proxies. We may reimburse brokerage firms, banks, dealers and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability, proxy card or voter information form?

If you receive more than one Notice of Internet Availability, proxy card or voter information form, your shares are registered in more than one name or are registered in different accounts. Please respond to each Notice of Internet Availability or please complete, sign, and return each proxy card or voter information form to ensure all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

You may enter a new vote over the Internet or by submitting another properly completed proxy card with a later date. To request a new proxy card, you should call our transfer agent, American Stock Transfer & Trust Company, LLC at (800) 937-5449 or mail a request to our transfer agent at 6201 15th Avenue, Brooklyn, NY 11219.

You may send a written notice revoking your proxy to Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Eric S. Eissenstat, Secretary.

You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank, or other nominee record holder, you should follow the instructions provided by your broker, bank or such nominee record holder to revoke your proxy.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum is present if at least a majority of the issued and outstanding shares entitled to vote are represented by shareholders present at the Annual Meeting or by proxy. On the record date, there were 373,124,407 shares issued and outstanding and entitled to vote. Therefore, 186,562,204 shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee record holder), or if you vote in person at the Annual Meeting. Abstentions and withhold authority votes will be counted towards the quorum requirement and broker non-votes (discussed immediately below) will be counted toward the quorum requirement assuming the broker, bank or other nominee record holder is entitled to vote the applicable shares on at least one discretionary proposal. If there is no quorum, a majority of the shares entitled to vote at the Annual Meeting or the Chairman of the Annual Meeting may adjourn the Annual Meeting to another date.

What are broker non-votes?

A broker non-vote occurs when the broker, bank or other nominee record holder is unable to vote the shares it holds on behalf of a beneficial owner (such shares are said to be held in “street name”) because a proposal is not routine and the beneficial owner has not provided any voting instructions on that matter. New York Stock Exchange (“NYSE”) rules determine whether proposals are routine. If a proposal is routine, a broker, bank or other nominee record holder holding shares in street name may vote on the proposal without voting instructions. If a proposal is not routine, the broker, bank or other nominee record holder may vote on the proposal only if the beneficial owner has provided voting instructions. If a broker, bank or other nominee record holder does not receive instructions for a non-routine proposal, such entity will return a proxy card without a vote on that proposal, which is commonly referred to as a “broker non-vote.” The Certificate Amendment Proposal and the ratification of Grant Thornton’s appointment are routine proposals, but the election of directors and the Shareholder Proposal are not routine proposals under applicable NYSE rules.

How may I vote in the election of directors (Item 1 on the proxy card)?

In the election of directors you may either vote “For” a nominee or “Withhold” your vote from the nominee.

What vote is required to approve the election of directors (Item 1 on the proxy card)?

Directors are elected by a plurality of the votes cast at the Annual Meeting (that is the two director nominees receiving the greatest number of votes cast will be elected). While votes “withheld” will not have an effect on the outcome of the elections, our Bylaws provide that, if a nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election he or she must submit his or her offer of resignation for consideration by the Nominating/Corporate Governance Committee. Broker non-votes will not have an effect on the outcome since they do not count as a vote in favor of a nominee under the plurality standard.

How may I vote in connection with the Certificate Amendment Proposal (Item 2 on the proxy card)?

In voting on the Certificate Amendment Proposal, you may vote “For” or “Against” the proposal or “Abstain” from voting.

What vote is required to approve the Certificate Amendment Proposal (Item 2 on the proxy card)?

Oklahoma state law requires the Certificate Amendment Proposal be approved by a majority of the outstanding shares entitled to vote. Abstentions have the same effect as an “Against” vote on the Certificate Amendment Proposal since Oklahoma state law requires this proposal be approved by a majority of the outstanding shares entitled to vote and abstentions will not count towards achieving the required majority vote.

How may I vote in connection with the proposal to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 3 on the proxy card)?

In voting on the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ended December 31, 2015, you may vote “For” or “Against” the proposal or “Abstain” from voting.

What vote is required to approve the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm (Item 3 on the proxy card)?

Under Oklahoma state law the ratification of the selection of Grant Thornton as our independent registered public accounting firm requires a majority of the shares present in person or represented by proxy and entitled to vote on the matter vote “For” the proposal. If you “Abstain” from voting, it will have the same effect as an “Against” vote because abstentions are treated as entitled to vote under Oklahoma state law.

How may I vote in connection with the Shareholder Proposal (Item 4 on the proxy card)?

In voting on the Shareholder Proposal, you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

What vote is required to approve the Shareholder Proposal (Item 4 on the proxy card)?

Oklahoma state law requires the Shareholder Proposal be approved by a majority of the shares present in person or represented by proxy and entitled to vote on such proposal. If you “Abstain” from voting on the Shareholder Proposal, it will have the same effect as an “Against” vote on the proposal because abstentions are treated as entitled to vote under Oklahoma state law. Since the Shareholder Proposal is not a routine proposal, broker non-votes will not be treated as entitled to vote and accordingly will have no impact on the outcome of the vote.

What if I do not mark a voting choice for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the Board’s recommendation for each proposal with respect to which a voting choice is not indicated.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the meeting, proxies will be voted at the discretion of the proxy holders.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will still be valid and may be voted at the rescheduled meeting. You may change or revoke your proxy until it is voted.

How does the Board recommend I vote on the proposals?

The Board recommends you vote:

FOR the two Class III nominees for director set forth on page 6 (Item 1 on the proxy card);

FOR the approval of the Certificate Amendment Proposal (Item 2 on the proxy card);

FOR the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Item 3 on the proxy card); and

AGAINST the Shareholder Proposal (Item 4 on the proxy card).

Who will serve as the inspector of election at the Annual Meeting?

We anticipate Eric S. Eissenstat, our Senior Vice President, General Counsel, Chief Risk Officer and Secretary, will serve as the inspector of election and will tabulate the proxies and ballots at the Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed within four business days after the Annual Meeting.

Proposal 1:

Election of Directors

General

Our Board currently consists of seven members. Our directors are divided into three classes and serve staggered three year terms. Class I, Class II and Class III directors will serve until our annual meetings of shareholders in 2016, 2017 and 2015, respectively. The Board has nominated and proposes that Lon McCain and Mark E. Monroe, each of whose term as a director expires as of the Annual Meeting, be re-elected as a Class III director for a term to continue until the 2018 Annual Meeting of Shareholders, each to serve until their respective successor has been elected and qualified or until their earlier resignation or removal. Edward T. Schafer, who is currently serving as a Class III director and whose term expires at the Annual Meeting, was not nominated to stand for re-election at the Annual Meeting.

The election of a director requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. All proxies received will be voted, in the absence of instructions to the contrary, “For” the re-election of Messrs. McCain and Monroe to the Board. While “withheld” votes will not have an effect on the outcome of the election, our Bylaws provide that a nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by the Nominating/Corporate Governance Committee of the Board within ninety (90) days from the date of the election. The Nominating/Corporate Governance Committee of the Board shall consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

Should a nominee for election to the Board be unable to serve for any reason, the Board may designate a substitute nominee in which event all proxies received without instructions will be voted for the election of such substitute nominee. The Board has determined to reduce the size of the Board to eliminate the vacancy. To the best knowledge of our Board the named nominees will each serve if elected.

The Board recommends the shareholders vote “FOR” the re-election of Lon McCain and Mark E. Monroe to the Board.

The following table outlines certain information about each of the director nominees as well as our other directors as of March 24, 2015:

Name	Age	Director Since	Existing Term Expires
Harold G. Hamm	69	1967	2016
William B. Berry	62	2014	2017
David L. Boren	73	2009	2017
Lon McCain	67	2006	2015
John T. McNabb, II	70	2010	2016
Mark E. Monroe	60	2001	2015
Edward T. Schafer	68	2011	2015

Harold G. Hamm has served as Chief Executive Officer and a director since our inception in 1967 and currently serves as Chairman of the Board and Chairman of the Finance Committee. In addition, Mr. Hamm served as our President from October 31, 2008 to November 3, 2009. He served as Chairman of the board of directors of the general partners of Hiland Partners, LP (“Hiland”) and Hiland Holdings GP, LP (“Hiland Holdings”), former affiliates of ours through February 13, 2015, which were publicly traded in the past. From September 2005 through February 2012, Mr. Hamm served as a director of Complete Production Services, Inc., an oil and gas service company publicly traded on the NYSE. Mr. Hamm is Chairman of Domestic Energy Producers Alliance and served as Chairman of the Oklahoma Independent Petroleum Association from June 2005 to June 2007. He was President of the National Stripper Well Association, founder and Chairman of Save Domestic Oil, Inc., and served on the board of directors of the Oklahoma Energy Explorers and is co-chairman of the Council for a Secure America.

Mr. Hamm’s role as the founder and majority shareholder of our Company and his extensive experience in the energy industry qualify him to serve on our Board and in the role as Chairman.

William B. Berry has been a director since May 2014. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips Company (“ConocoPhillips”), a major international integrated energy company, from 2003 until his retirement on January 1, 2008. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While with these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; and Vice President of International Exploration and Production, New Ventures. While at ConocoPhillips and Phillips Petroleum Company he served in various locations including London, England; Abidjan, Ivory Coast; Stavanger, Norway; Shekou and Beijing, China; and Singapore. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996. He has served on the board of directors of Teekay Corporation since June 2012 and Franks International since January 2015. He served on the board of directors of Nexen Inc. from December 2008 to June 2013, Willbros Group, Inc. (“Willbros”) from February 2008 to May 2014, and Access Midstream Partners, L.P. from June 2013 to May 2014. He was the Honorary Consul for Kazakhstan from 2009 until 2014. Mr. Berry holds a bachelor’s and master’s degree in petroleum engineering from Mississippi State University.

Mr. Berry brings extensive domestic and international experience in the oil and gas exploration and production industry and management expertise to the Board. Mr. Berry also brings considerable experience from his position as a director with several other publicly traded companies involved in the energy industry. We believe Mr. Berry’s extensive industry, management and director expertise qualify him to serve on our Board.

David L. Boren has been a director since March 2009. Mr. Boren serves as President of the University of Oklahoma, a position he has held since November 1994. Prior to becoming President of the University of Oklahoma, he served in the United States Senate representing Oklahoma from 1979 to 1994. During his service in the Senate he was the longest serving Chairman of the U.S. Select Committee on Intelligence. From 1975 to 1979, Mr. Boren was Governor of Oklahoma. Before being elected Governor, he served eight years in the Oklahoma House of Representatives. He engaged in the private practice of law from 1969 to 1974. He also served as a professor of Political Science at Oklahoma Baptist University from 1970 to 1974. In 1986, Mr. Boren founded the Oklahoma Foundation for Excellence, a private foundation which rewards and encourages excellence in public education. He continues to serve as its Chairman. He also serves on the board of directors of the Bloomberg Family Foundation, Inc. He received his B.A. from Yale University, his M.A. in economics from Oxford University as a Rhodes

Scholar and his J.D. from the University of Oklahoma. He previously served as a director of ConocoPhillips and Hiland Partners GP, LLC

(the general partner of Hiland Partners, LP), Texas Instruments and AMR Corporation and currently serves as a director of Torchmark Corporation.

Mr. Boren’s experience as a member of the Oklahoma House of Representatives, as Governor of the State of Oklahoma, as a U.S. Senator, and as President of the University of Oklahoma provide him with invaluable leadership skills. Mr. Boren also has considerable experience serving as a director with many other large public companies, some of which are in the energy industry. We believe Mr. Boren’s extensive leadership skills and experience as a past and present director of numerous large public companies qualify him to serve on our Board.

Ellis L. “Lon” McCain has been a director since February 2006 and currently serves as Chairman of our Compensation Committee and as lead director since the 2014 Annual Meeting. Mr. McCain served as Executive Vice President and Chief Financial Officer of Ellora Energy, Inc. (“Ellora”) from July 2009 through August 2010 when Ellora was merged into a subsidiary of Exxon Mobil Corporation. Prior to Ellora, Mr. McCain was Vice President, Treasurer, and Chief Financial Officer of Westport Resources Corporation (“Westport”), a publicly traded exploration and production company, from 2001 until the sale of Westport to Kerr McGee Corporation and his retirement in 2004. From 1992 until joining Westport in 2001, Mr. McCain was Senior Vice President and Principal of Petrie Parkman & Co., an investment banking firm specializing in the oil and gas industry. From 1978 until joining Petrie Parkman & Co., Mr. McCain held senior financial management positions with Presidio Oil Company, Petro-Lewis Corporation, and Ceres Capital. He was an Adjunct Professor of Finance at the University of Denver from

1982 through 2005. Mr. McCain currently serves on the board of directors of Contango Oil & Gas Company (Mr. McCain served on the board of directors of Crimson Exploration, Inc. until its merger into Contango Oil & Gas Company in October 2013), a domestic exploration and production company traded on the NYSE, and Cheniere Energy Partners, GP, LLC, the general partner of Cheniere Energy Partners, L.P., a publicly traded partnership. Mr. McCain received a B.A. in business administration and an M.B.A. with a major in finance from the University of Denver.

Mr. McCain brings extensive business, financial and management expertise to the Company from his background as Chief Financial Officer of Ellora and Westport and from his tenure as an investment banker specializing in the oil and gas industry. Mr. McCain also brings considerable experience from his position as a director with several other energy companies. We believe Mr. McCain’s extensive business, financial, management and director expertise qualify him to serve on our Board, as Chairman of our Compensation Committee, and as lead director.

John T. McNabb, II has been a director since May 2010 and currently serves as Chairman of our Nominating/Corporate Governance Committee. He was appointed as lead director on November 2, 2011 and served in that capacity through the 2013 Annual Meeting. Mr. McNabb is Chairman and Chief Executive Officer of Willbros Group, Inc. (“Willbros”), an international energy engineering and construction firm, and has served in this capacity since October 2014. Prior to his current position, Mr. McNabb served as the Executive Chairman of the Board of Willbros from August 2014 to October 2014. Mr. McNabb also serves as Senior Advisor of Duff & Phelps Corporation (“Duff & Phelps”), a global independent provider of financial advisory and investment services, a position he has held since November 2014. Mr. McNabb was Vice Chairman of Corporate Finance of Duff & Phelps from June 2014 through October 2014 and Vice Chairman of Investment Banking of Duff & Phelps from July 2011 to June 2014. He was Founder and Chairman of the board of directors of Growth Capital Partners, L.P., a merchant banking firm that provided financial advisory services to middle market companies throughout the United States. He served in this position from 1992 through June 2011. He was formerly a Managing Director of Bankers Trust New York Corporation (“Bankers Trust”) and a board member of BT Southwest Inc., a wholly-owned subsidiary of Bankers Trust. Mr. McNabb went to Bankers Trust from The Prudential Insurance-Company of America where he had a six year career, commencing in 1984, in positions with Prudential-Bache Securities, The Prudential Corporate Finance Group and Prudential Capital Corporation, a merchant banking affiliate of The Prudential. He started his career with Mobil Oil Corporation in its exploration and production division. Mr. McNabb holds B.A. and M.B.A. degrees from Duke University. Mr. McNabb has served on the board of directors of eight public companies, including Willbros, where he is Chairman of the board of directors and Chief Executive Officer, Cypress Energy Partners, L.P., where he serves on the Audit Committee and is Chairman of the Conflicts Committee, and Hiland Partners, GP, LLC, from 2006 to 2009, where he served as Chairman of the Conflicts Committee and as a member of the Compensation Committee. He currently serves on the board of directors of two private companies, JAG flocomponents LP and Premier Natural Resources, LLC.

Mr. McNabb’s extensive banking and investment company experience and his direct participation in the oil and gas production and service segments, including his current service as Chief Executive Officer of Willbros, make him well suited to serve on our Board. Mr. McNabb’s leadership skills as Founder and Chairman of the board of directors of Growth Capital Partners, L.P. and his public company experience as an audit and compensation committee member also make him well qualified to serve on our Board. We believe this experience qualifies him to serve on our Board and as the Chairman of our Nominating/Corporate Governance Committee.

Mark E. Monroe has served as a director since November 2001 and currently serves as Chairman of our Audit Committee. Mr. Monroe was our President and Chief Operating Officer from October 2005 until October 31, 2008. He was Chief Executive Officer and President of Louis Dreyfus Natural Gas Corp. prior to its merger with Dominion Resources, Inc. in October 2001. After the merger, Mr. Monroe was a consultant and served as a member of the board of directors of Unit Corporation, a NYSE publicly traded onshore drilling and oil and gas exploration and production company from October 2003 through October 2005. He currently serves on the board of directors of Rose Rock Midstream GP, LLC, the general partner of Rose Rock Midstream, L.P. He also serves on the board of directors of the Oklahoma Independent Petroleum Association. He has served as Chairman of the Oklahoma Independent Petroleum Association, served on the Domestic Petroleum Council and the National Petroleum Council, and on the boards of directors of the Independent Petroleum Association of America, the Oklahoma

Energy Explorers, and the Petroleum Club of Oklahoma City. Mr. Monroe is a Certified Public Accountant and received his B.A. in business administration from the University of Texas at Austin.

Mr. Monroe’s extensive executive and financial experience from his service in positions as Chief Executive Officer, President and Chief Financial Officer at various public oil and gas companies and his background as a Certified Public Accountant qualify him to serve on our Board and as Chairman of our Audit Committee.

Edward T. Schafer joined Continental Resources, Inc. as a director on November 2, 2011. Mr. Schafer was the Governor of North Dakota from 1992 to 2000 and was the Secretary of the U.S. Department of Agriculture under President George W. Bush. He has been Executive Vice Chairman and a member of the board of directors of Bion Environmental Technologies, Inc. (“Bion”) since January 2010. He served as a consultant to Bion from September 2009 to December 2010. Mr. Schafer served as a trustee of the Investors Real Estate Trust from September 2006 through December 2007 and from September 2009 to September 2011. Mr. Schafer served as Chief Executive Officer of Extend America, a telecommunications company, from 2001 to 2006. Mr. Schafer currently serves as the Chair of the Theodore Roosevelt Medora Foundation. While Governor of North Dakota, Mr. Schafer also served as Chairman of the Interstate Oil and Gas Compact Commission, which is comprised of all energy-producing states.

Mr. Schafer’s experience as Governor of North Dakota and as Secretary of the U.S. Department of Agriculture provides him with invaluable leadership skills. Mr. Schafer has experience serving as a director of public companies and he has held senior executive positions at many companies, including Chief Executive Officer. Mr. Schafer’s service as Governor of North Dakota gives him a deep understanding of one of our most important operational areas, as well as experience with the energy industry. We believe Mr. Schafer’s leadership skills, experience serving as a director and senior executive, energy industry experience and understanding of North Dakota qualify him to serve on our Board. Mr. Schafer’s current term expires at the Annual Meeting. As a result, Mr. Schafer will cease serving as a director as of the Annual Meeting.

Corporate Governance Matters

We are a “controlled company” within the meaning of the listing standards of the NYSE because our Chairman and Chief Executive Officer, Harold G. Hamm, owns more than 50% of our outstanding shares of Common Stock. Consequently, we are not required to comply with certain NYSE listed company requirements, such as the requirement to have a majority of “independent” directors on our Board, or the requirement to have compensation and nominating committees comprised entirely of independent directors. However, we are required to have an independent Audit Committee, and we have voluntarily established a Compensation Committee comprised entirely of independent directors and a Nominating/Corporate Governance Committee. The Board uses the independence standards of the NYSE corporate governance rules generally applicable to directors for determining whether directors are independent. A copy of those standards are attached as Annex A. The Board additionally follows applicable rules of the SEC in determining independence for committee members. The Board has determined Messrs. Berry, Boren, Grant, McCain, McNabb, Monroe and Schafer have no relationship with the Company, except as noted below, other than as a director and shareholder and are independent under the NYSE and SEC rules for purposes of service on the Board and its committees. In evaluating the independence of Mr. McNabb, the Board considered the transaction described below under “Certain Relationships and Related Party Transactions—Engineering and

Construction Services” and determined it does not affect his independence status. Members of each committee are elected annually by the Board and serve for one year terms, until their successors are elected and qualified or until their earlier resignation or removal.

The Board held eleven (11) meetings during the year ended December 31, 2014 and acted by unanimous consent two (2) times during such period. Directors are expected to attend all meetings of the Board and the committees on which they serve. To be re-nominated, directors must have attended at least 75% of the Board and committee meetings during their term, and all directors did so during 2014. All directors attended the 2014 Annual Meeting of Shareholders and all directors plan to attend the 2015 Annual Meeting. Under our Corporate Governance Guidelines, attendance at the Annual Meeting is listed as an indicator to be considered when evaluating whether a director is devoting sufficient time to his or her responsibilities.

Board Leadership Structure.   Harold G. Hamm serves as the Company’s Chairman and Chief Executive Officer and controls approximately 67.88% of the outstanding shares of Common Stock as of March 24, 2015. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board due to Mr. Hamm’s role in founding the Company and his continued significant ownership interest in the Company.

Lead Director.   The Board has designated one of its members, Mr. McCain, to serve as lead director with the following responsibilities similar to those typically performed by an independent Chairman: (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) acts as a key liaison between the Chairman and Chief Executive Officer and the independent directors; (iii) provides input into the materials to be delivered to the directors in advance of each Board meeting; (iv) provides feedback regarding the quality, quantity, and timeliness of those materials; and (v) communicates Board member feedback to the Chairman and Chief Executive Officer. Subject to his election at the Annual Meeting, Mr. McCain is expected to continue serving as lead director through the 2016 Annual Meeting.

Risk Oversight.   The Board is responsible for overseeing our Company’s management of risk. The Board strives to effectively oversee our enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of our Company for the benefit of our shareholders. The Board understands its focus on effective risk oversight is critical to setting our company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand our Company’s risk philosophy by having regular discussions with management to establish a mutual understanding of our Company’s overall appetite for risk. The Board maintains an active dialogue with management, including the Chief Executive Officer, Chief Financial Officer, and Chief Risk Officer, about existing risk management processes and how management identifies, assesses and manages our most significant risk exposures, including commodity price risk, liquidity risk, reputational risk, operational risk, safety risk, cybersecurity risk, compliance risk and legal risk. The Board appointed Eric S. Eissenstat effective May 2014 as Chief Risk Officer to further enhance the Company’s enterprise risk management. Eric S. Eissenstat is primarily responsible for instituting risk management practices that are consistent with our overall business strategy and risk profile. The Board expects, and receives, regular updates from Mr. Eissenstat and other members of our management team about our most significant risks so as to enable it to evaluate whether management is responding appropriately. For example, senior management attends Board meetings and is available to address any questions or concerns raised by our Board on risk management-related and any other matters. In addition, our Board receives presentations from senior management on strategic matters.

The Board also relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. For example, the Audit Committee considers risks related to financial reporting such as overseeing our internal controls and interacting with our independent public accounting firm at least quarterly. The Compensation Committee oversees our compensation practices to ensure they do not encourage unnecessary and excessive risk taking by management. The Nominating/Governance Committee oversees risks relating to our corporate governance and compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of the Board’s committees reports regularly to the Board on risk-related matters within its responsibilities.

Board Committees.   Our Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee and a Finance Committee. Each committee is governed by a written charter approved by the full Board. These charters form an integral part of our corporate governance policies and are available on our website, www.CLR.com.

The table below provides information regarding the current composition of each standing committee of our Board, the significant responsibilities of each committee as set forth in their respective charters and the number of times each committee met and acted by written consent in 2014.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2014	Written Consents in 2014

Audit Mark E. Monroe, Chairman† Lon McCain† John T. McNabb, II† Edward T. Schafer†*

The Audit Committee is appointed by our Board to perform an oversight function and to fulfill the responsibilities set forth in its Charter by:

     selecting and overseeing our relationship with our independent registered public accounting firm;

     reviewing with our independent registered public accounting firm the scope and results of our annual audit and any other reviews conducted by such firm;

     overseeing our earnings releases and guidance;

     reviewing our financial statements and reports including Forms 10-K and Forms 10-Q as well as any major issues regarding accounting principles;

     reviewing our significant financial reporting issues and practices;

     monitoring our internal control policies and practices;

     establishing our procedures for receipt, consideration, and treatment of issues raised regarding accounting, internal accounting control or auditing matters;

     reviewing our major financial risk exposures;

     reviewing proposals of related party transactions;

     reviewing and approving internal audit plan and budget;

     approving decisions regarding appointment and removal of chief audit executive; and

     reviewing the effectiveness and performance of our internal audit function.

		6	1

†	The Board has determined this individual is an Audit Committee Financial Expert.
*	Mr. Schafer’s current term expires at the Annual Meeting. As a result, he will cease serving on the Audit Committee after the Annual Meeting. Other than Mr. Schafer’s departure, the composition of the Audit Committee is not expected to change after the Annual Meeting.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2014	Written Consents in 2014

Compensation Lon McCain, Chairman William B. Berry Edward T. Schafer*

Pursuant to its Charter, the responsibilities of the Compensation Committee are as follows:

     review our compensation philosophy and how our pay programs align with that philosophy;

     review whether risks from our compensation policies and practices are reasonably likely to have a material adverse effect;

     review and make recommendations in connection with “say on pay” votes and the frequency with which we conduct such votes;

     review and administer all compensation plans and provide oversight in connection with grants and awards under such plans;

     oversee the terms of any employment contract or change of control agreement applicable to our officers;

     oversee the drafting of the Compensation Discussion and Analysis portion of our proxy statement;

     determine awards of stock or other equity compensation to employees;

     review and approve the individual elements of the total compensation of senior executives, including the Chief Executive Officer;

     review and make recommendations to the Board with respect to director compensation; and

     oversee our share ownership guidelines applicable to non-employee directors and senior executives, including the Chief Executive Officer.

		9	1

*	Mr. Schafer’s current term expires at the Annual Meeting. As a result, he will cease serving on the Compensation Committee after the Annual Meeting. Mr. McNabb will replace Mr. Schafer on the Compensation Committee after the Annual Meeting.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2014	Written Consents in 2014

Nominating / Corporate Governance John T. McNabb, II, Chairman David L. Boren Harold G. Hamm Mark E. Monroe

Pursuant to its Charter, the responsibilities of the Nominating/Corporate Governance Committee are as follows:

     identify individuals qualified to become Board members, recommend those qualified members to the Board, and recommend the director nominees to the Board for each annual meeting of the Company’s shareholders or to fill vacancies on the Board;

     recommend nominees to the Board for each committee of the Board and review committee member qualifications;

     make recommendations to the Board regarding the composition and size of the Board;

     develop and make recommendations to the Board in connection with the director nomination process and other corporate governance matters;

     assess the independence of directors and director nominees;

     develop and recommend to the Board the Corporate Governance Guidelines applicable to the Company;

     lead the Board in its annual review of the Board’s performance;

     provide risk oversight with respect to the areas of responsibility of the Nominating/Corporate Governance Committee set forth in its Charter;

     review succession plans relating to our Chief Executive Officer and the other executive officer positions;

     oversee director continuing education and the orientation program for new directors; and

     oversee our legislative affairs activities and any political action committees.

		4	0

Finance Harold G. Hamm, Chairman Lon McCain John T. McNabb, II Mark E. Monroe	Pursuant to its Charter, the responsibilities of the Finance Committee are as follows: review and provide recommendations to the Board in connection with the Company’s capital structure plans and strategies and capital market plans and strategies; and undertake the functions customarily performed by a Pricing Committee in connection with public offerings of debt and equity securities that may be undertaken by the Company from time to time.	2	0

Additional Information Regarding the Audit Committee. Pursuant to its Charter, the Audit Committee has the authority to retain outside counsel or other experts to advise the Audit Committee in connection with the exercise of its powers and responsibilities. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Audit Committee meets at least quarterly with our senior management, our manager of internal auditing and our independent auditors to discuss any matters the Audit Committee or any of these individuals or groups believe should be discussed in private. The Audit Committee makes regular reports to the Board.

In 2014, the Audit Committee discussed the financial information contained in each quarterly and annual SEC filing with the Chief Financial Officer and independent auditors prior to public release.

Additional Information Regarding the Compensation Committee. The role the Compensation Committee plays in establishing our executive officer compensation is further described below in “Executive Compensation and Other Information—Compensation Discussion and Analysis.” The Compensation Committee has the authority to retain or terminate consultants, including the authority to approve the consultants’ fees and other retention terms. In 2014, the Compensation Committee employed Longnecker & Associates (“Longnecker”), whose engagement is described in the Compensation Discussion and Analysis section herein.

Corporate Governance Guidelines and Communications with the Board

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in accordance with the rules of the NYSE. We amended our Corporate Governance Guidelines in February 2012 and our Code of Business Conduct and Ethics (formerly titled Code of Ethics) in September 2014. The Code of Business Conduct and Ethics is applicable to all employees and directors, including our principal executive, financial, and accounting officers. In addition, each of the standing committees of the Board has a charter which has been approved by the full Board. Copies of the Corporate Governance Guidelines, Code of Business Conduct and Ethics, and committee charters are available at our website, www.clr.com, and a printed copy of any of these documents will be made available to any shareholder requesting one from our Secretary.

Our Corporate Governance Guidelines require the non-management directors to meet in regularly scheduled executive sessions. Mr. Schafer was selected by the Board to serve as lead director through the 2014 Annual Meeting and, acting in that capacity, he presided over one (1) executive session in 2014. Mr. McCain was selected by the Board to serve as lead director after the 2014 Annual Meeting and, acting in this capacity, he presided over three (3) executive sessions during the remainder of 2014.

Any shareholder or interested party desiring to communicate or express concerns to us, directors generally, non-management directors or an individual director only may do so by submission in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102, with information sufficient to identify the person submitting the communication or concern, including the name, address, telephone number, and an e-mail address (if applicable), together with information indicating the relationship of such person to us. Our Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate person(s) for potential action or response. We will verify the authenticity of any communication or concern before submission. We are not obligated to investigate or submit any anonymous submissions from persons who are not our employees.

Although we are a “controlled company” under the listing standards of the NYSE, the Board has voluntarily established a Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee is responsible for assessing the skills and characteristics of Board members and for screening potential Board candidates. While the Nominating/Corporate Governance Committee has no minimum qualifications for candidates, the Committee generally reviews and evaluates both incumbent and potential new directors to achieve diversity of skills and experience among our directors, based on the following criteria set forth in our Corporate Governance Guidelines:

commitment and background to represent shareholder interests;

moral character and integrity;

ability to apply sound business judgment;

independence and freedom from conflicts of interest;

ability to devote time necessary to understand the Company and carry out the duties of a director, including attendance at meetings and consultation on Company matters;

ability to function as a team member and communicate effectively;

professional and personal accomplishments;

understanding of strategic issues;

ability to understand financial matters and read financial statements;

oil and gas exploration and energy experience; and

experience with risk assessment.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender or national origin. The process used by the Nominating/Corporate Governance Committee for identifying and evaluating nominees for the Board consists of reviewing qualifications of candidates suggested by management, other Board members, shareholders, or from other sources. In evaluating nominees, the Nominating/Corporate Governance Committee considers whether it has been successful in achieving the desired diversity of skills and experience based on the then current composition of the Board. The Nominating/Corporate Governance Committee will consider recommendations for nomination as a Board member by any shareholder of the Company who is a shareholder of record at the time of giving notice to the Company as provided in the Company bylaws (the “Bylaws”), is entitled to vote on the election of directors at the meeting, and complies with the notice procedures set forth in our Bylaws. Such nominations shall be made pursuant to timely notice in writing to Continental Resources, Inc., Attn: Secretary, 20 N. Broadway, Oklahoma City, Oklahoma 73102.

To be timely, a shareholder’s notice shall be delivered to or mailed and received at our principal executive office (i) with respect to an election of directors to be held at the annual meeting of the shareholders of the Company, not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company; provided, however, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made; and (ii) with respect to a special meeting of shareholders called for the purpose of electing one or more directors to the Board, not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. Such shareholder’s notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected), and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder.

There are no specific minimum qualifications for shareholder nominees. The Company has not previously received nominees from shareholders. All nominees, regardless of source, will be evaluated by the Nominating/Corporate Governance Committee in the same manner and using the same criteria as is used for nominees recommended by the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Berry, McCain and Schafer. Mr. Robert J. Grant served on the Compensation Committee up to the 2014 Annual Meeting, after which he was replaced by Mr. Berry. During 2014, there were no interlocking relationships as defined by the SEC.

Certain Relationships and Related

Party Transactions

Policies and Procedures

Our Audit Committee Charter provides that the Audit Committee shall review all related party transactions (as defined below) and recommend approval or disapproval to the Board of any such transaction.

The Charter defines a “related party transaction” as a transaction, proposed transaction, or series of similar transactions, in which (a) we are a participant, (b) the amount involved exceeds $120,000 annually and (c) a related person (as defined below) has or will have a direct or indirect material interest. A “related person” is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director, executive officer, or nominee to become a director, (b) a person known to beneficially own 5% or more of any class of our voting securities, (c) an immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director or greater than 5% beneficial owner), and (d) any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or greater than 5% beneficial owner. The Audit Committee considers the adequacy of disclosure and fairness to us of the matters considered.

The Audit Committee adopted a written policy which includes factors for committee members to consider in exercising their business judgment including (a) terms of the transaction with the related party, (b) availability of comparable products or services from unrelated third parties, (c) terms available from unrelated third parties and (d) the benefits to us. The Audit Committee recommends for approval only those related party transactions that are, in its business judgment, in our best interests and on terms no less favorable to us than we could have achieved with an unaffiliated party.

Transactions

Since January 1, 2014, we entered into the related party transactions described below. Based upon the review and recommendations of our Audit Committee, or of our Board or the other committee thereof in the case of the transactions described in the following sentence, we believe the transactions described below are in our best interests and are on terms no less favorable to us than we could have achieved with an unaffiliated party. Our Audit Committee reviewed and recommended each of the transactions described below except that a Special Committee of the Board reviewed and recommended the registration rights agreement described below under “Registration Rights Agreements—Wheatland Transaction Registration Rights”; and the full Board reviewed and recommended the firm transportation commitment with Hiland Crude (defined below) described under “Crude Oil Sales and Firm Transportation Commitments” and the registration rights agreement described below under “Registration Rights Agreements—Initial Public Offering Registration Rights Agreement.”

Crude Oil Sales and Firm Transportation Commitments

On February 13, 2015, Mr. Hamm and trusts for the benefit of his family members completed the sale (the “Hiland Sale”) of Hiland Partners, LP (“Hiland”) to Kinder Morgan, Inc. (“Kinder Morgan”). At the time of the closing of the Hiland Sale, (a) Mr. Hamm and such trusts owned substantially all of the equity interests of Hiland, controlled Hiland’s general partner, and Mr. Hamm served as the Chairman of the Board of Hiland’s general partner and (b) Hiland owned, among other assets, Hiland Crude, LLC (“Hiland Crude”), Hiland Partners, LLC (“Hiland Partners”), and Independent Trading & Transportation Company I, L.L.C. (“ITT”). As a result of the Hiland Sale, Mr. Hamm and such trusts no longer own any equity interests in Hiland, and Mr. Hamm resigned from all positions with Hiland and its subsidiaries. Consequently, the related party relationship that existed previously between Mr. Hamm and Hiland terminated as of February 13, 2015.

We occasionally engage in crude oil trades with ITT. No barrels were sold to or purchased from ITT in 2014. In 2014, we paid ITT and Hiland Crude approximately $50.6 million for crude oil gathering, storage services and reimbursement of generator rentals and fuel in North Dakota and Montana. A portion of such amounts was allocated to other interest owners. At December 31, 2014, $4.5 million was due to Hiland Crude and ITT.

In January 2015, the Company entered into an Amendment to Existing Gathering Agreement (the “KM Amendment”) with Hiland Crude and ITT (collectively, the “Hiland Parties”) related to gas gathering services on certain of the Company’s acreage in North Dakota and

Montana. The KM Amendment was negotiated on an arms-length basis between the Company and Kinder Morgan and, pursuant to its terms, became effective on February 13, 2015 upon the consummation of the Hiland Sale. Although the negotiations of the KM Amendment were conducted between Kinder Morgan and the Company, our Audit Committee reviewed the KM Amendment because, at the time of the negotiations, Hiland was a related party. After review, the Board recommended approval of the KM Amendment as being in our best interests. The KM Amendment creates an Area of Mutual Interest (“AMI”) consisting of approximately 1.34 million Company operated acres with rights and obligations applicable to the Company and the Hiland Parties concerning prospective and existing Company-operated crude oil production acreage. The AMI applies to Company operating areas near to or in existing gathering systems historically operated by the Hiland Parties. Crude oil production from Company wells within single sections or drilling units in which the Company owns less than forty percent (40%) are freely transferrable and cease to be included in the AMI upon transfer to an unaffiliated third party. In addition, should Kinder Morgan (as successor to the Hiland Parties) reject a connection notice from the Company or refuse the opportunity to connect a Company well, the Company may elect to permanently release the rejected Company well and any prospective Company wells drilled within a sixteen square mile area of the rejected Company well from the AMI. Under the KM Amendment and subject to the Company’s AMI release rights referenced above Kinder Morgan has the right to connect Company wells in the AMI area to its gathering system. The Company also has the right to request connection by Kinder Morgan to the gathering system. In either of the foregoing circumstances, gathering services are provided at tariff rates, which represents no change to the underlying gathering agreement between the Company and the Hiland Parties otherwise modified by the KM Amendment (the “Prior Agreement”). The Company also has the right to connect to the gathering system, if it bears the cost of constructing the connection. In this case, the Company is not charged any fees for gathering services, unless Kinder Morgan elects to reimburse the Company for the cost of constructing the connection to the gathering system. Other fees under the KM Amendment, such as line destination charges, are all based on tariff rates and are payable by the Company regardless of who bears the cost of connecting to the gathering system, which also represents no change from the Prior Agreement. The KM Amendment remains in effect for a primary term ending December 2024 (the “Primary Term”) after which it will continue on a year-to-year basis, unless it has been terminated on 60 days prior written notice delivered prior to the conclusion of the Primary Term or any renewal thereof.

In September 2012, we entered into five year firm transportation commitments with Hiland Crude and an unaffiliated party under a joint tariff arrangement to guarantee pipeline access capacity totaling 10,000 barrels of crude oil per day on pipeline projects being developed by Hiland Crude and the unaffiliated party. The commitments require us to pay joint tariff transportation charges totaling $5.25 per barrel, which will be allocated between Hiland Crude and the unaffiliated party, regardless of the amount of pipeline capacity used. Future commitments under the joint tariff arrangement, a portion of which will be allocated to Hiland Crude, total approximately $96 million at December 31, 2014, representing aggregate joint tariff transportation charges expected to be incurred over the five year term. We expect to begin satisfying our commitments under the arrangement beginning the first quarter of 2015. We expect we will receive invoices from, and submit payments to, the unaffiliated party for fees owed under the arrangement, with the unaffiliated party being responsible for allocating a portion of such fees to Hiland Crude.

Natural Gas Sales

During the year ended December 31, 2014, we received $158.2 million from Hiland Partners for natural gas sales, a portion of which was allocated to other interest owners. We paid approximately $3.1 million principally for reclaimed oil, residue fuel gas and compressor station equipment and installation costs to Hiland during the year ended December 31, 2014. At December 31, 2014, $169,000 was due to Hiland principally for compressor station equipment and installation costs, residue fuel gas, North Dakota gas taxes and test meter fees and approximately $4,000 was due from Hiland Partners and Hiland. Additionally, $13.1 million was due from Hiland Partners in connection with natural gas sales at December 31, 2014.

Oilfield Services

During the year ended December 31, 2014, we paid approximately $6.9 million for daywork drilling rig services provided by United Drilling Co. (“United”), a portion of which was billed to other interest owners. United Rig #21 contracted five new wells with us in 2014. Our principal shareholder owns 100% of the common stock of United. At December 31, 2014, $1.2 million was due to United in connection with these services and approximately $12,200 was due from United.

Engineering and Construction Services

In August 2014, Mr. McNabb was elected as Executive Chairman of the Board of Willbros on an interim basis and in October 2014 he was elected as Chairman and Chief Executive Officer of Willbros and currently serves in that capacity. Any interest Mr. McNabb has in the matters described below is limited to that arising from his role as an officer of Willbros. During 2014, Willbros provided construction, engineering and construction management services on a time and materials basis at its standard rates in connection with installation of equipment on our central tank batteries and a construction project related to our Cedar Hills operations. We paid Willbros approximately $2.4 million during 2014 ($1.3 million of which was paid after Mr. McNabb became Executive Chairman of the Board) and $1.2 million was due Willbros at December 31, 2014. These projects are ongoing.

Royalty and Common Ownership

In 2014, we received $750,000 from the Harold G. Hamm Trust (the “Hamm Revocable Trust”), a trust of which Harold G. Hamm, our Chief Executive Officer, Chairman of the Board and principal shareholder, is the trustee and sole beneficiary, for billings on interests owned in various oil and gas wells which we operate. We also disbursed to the Hamm Revocable Trust $1.7 million in 2014 for the Hamm Revocable Trust’s share of oil and gas sales attributed to these interests which were received from the purchasers of production. At December 31, 2014, $199,000 was due from the Hamm Revocable Trust and $128,000 was due to the Hamm Revocable Trust.

Aircraft Use

We allow certain related parties to use our corporate aircraft and crews and have used the aircraft of Transwestern Transports, LLC (“Transwestern”), an entity owned by Mr. Hamm, from time to time in order to facilitate efficient transportation of personnel. The rates charged vary by type of aircraft used. For 2014, we received approximately $37,000 from Transwestern and $2,000 from Hiland for use of our corporate crews and reimbursement of expenses and are owed approximately $24,000 at December 31, 2014 from Transwestern. For 2014, we paid Transwestern approximately $34,000 for use of their aircraft and reimbursement of expenses and owed approximately $81,000 to Transwestern at December 31, 2014.

Registration Rights Agreements

Initial Public Offering Registration Rights Agreement. In connection with the closing of our initial public offering in May 2007, we entered into a registration rights agreement with the Hamm Revocable Trust and the two irrevocable trusts established for the benefit of Mr. Hamm’s children pursuant to which we granted to the trusts certain demand and “piggyback” registration rights. Under the registration rights agreement, each of the trusts has the one time right to require us to file a registration statement for the public sale of all or part of the shares of Common Stock owned by it at any time if at least six months have passed since the last demand registration statement. In connection with a demand by one of the aforementioned parties, the non-demanding parties have the right to participate in such registration process. However, in the event securities are to be sold in an underwritten offering pursuant to such demand registration statement and the managing underwriter thereof advises the participants the amount of securities to be offered thereby should be limited, such limitation shall be satisfied first from the securities allocated to participants other than the demanding party.

If we sell any shares of our Common Stock in a registered underwritten offering, each of the trusts has the right to include its shares in that offering. The underwriters of any such offering have the right to limit the number of shares to be included in such sale. We will pay all expenses relating to any demand or piggyback registration, except for underwriters’ or brokers’ commissions or discounts. The securities covered by the registration rights agreement will no longer be registerable under the registration rights agreement if they have been sold to the public either pursuant to a registration statement or under Rule 144 promulgated under the Securities Act of 1933, as amended.

Wheatland Transaction Registration Rights Agreement. In March 2012, the Company entered into a Reorganization and Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Wheatland Oil Inc. (“Wheatland”) and the shareholders of Wheatland. Wheatland is owned 75% by the Hamm Revocable Trust and 25% by the Company’s Vice Chairman of Strategic Growth Initiatives, Jeffrey B. Hume.

Pursuant to the Purchase and Sale Agreement, we entered into a registration rights agreement granting the Hamm Revocable Trust and Mr. Hume registration rights for the shares of our Common Stock that the shareholders of Wheatland received, at the direction of Wheatland, upon the closing of the Acquisition (the “Registerable Securities”). Under the registration rights agreement, the Hamm Revocable Trust and Mr. Hume have demand and “piggyback” registration rights. The demand rights enable each of the Hamm Revocable Trust and Mr. Hume to require us to register their respective shares of Registerable Securities with the SEC at any time, subject to certain limited exceptions, including the requirement that the aggregate proceeds from the demand registration exceed $40 million (net of underwriting discounts and commissions) and the Company is not required to effect more than four demand registrations in any three year period. The piggyback rights allow each of the Hamm Revocable Trust and Mr. Hume to register their Registerable Securities along with any shares we register with the SEC. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares.

Non-Employee Director Compensation

General

The Compensation Committee reviews annually the total compensation paid to our non-employee directors. The purpose of the review is to ensure the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties, and to fairly compensate our directors for their service. This review includes consideration of qualitative and quantitative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (a) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (b) the risks associated with fulfilling fiduciary duties; and (c) the compensation paid to directors at a peer group of companies as determined by the Compensation Committee’s compensation consultant.

2014 NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation of non-employee directors for the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)		Total ($)
William B. Berry	$49,181	$824,160		$873,341
David L. Boren	75,000	274,720		349,720
Robert J. Grant	39,016	—	(3)	39,016
Lon McCain	119,571	274,720		394,291
John T. McNabb, II	98,500	274,720		373,220
Mark E. Monroe	108,250	274,720		382,970
Edward T. Schafer	104,429	274,720		379,149

(1)	The amounts in this column represent the aggregate grant date fair value for grants in fiscal year 2014 computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the estimate of potential forfeitures. See “—Equity-Based Compensation” below. A discussion of the assumptions used in calculating those values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.
(2)	The following restricted stock awards were outstanding as of December 31, 2014: Mr. Berry, 12,000 shares; Mr. Boren, 16,780 shares; Mr. McCain, 18,446 shares; Mr. McNabb, 15,666 shares; Mr. Monroe, 19,566 shares; and Mr. Schafer, 15,668 shares. Mr. Grant did not have any outstanding restricted stock awards at December 31, 2014. All share amounts reflect the 2 for 1 stock split paid on September 10, 2014.
(3)	Mr. Grant left the Board following the expiration of his term at the 2014 Annual Meeting. As a result he did not receive a grant of stock in 2014. In connection with his departure, Mr. Grant received accelerated vesting of 4,723 shares of restricted common stock on May 23, 2014 (9,446 shares if 2 for 1 stock split is reflected).

Directors who are also full-time employees receive no compensation for serving as directors. We reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services as directors in accordance with our general expense reimbursement policies. Non-employee directors may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance, which are available to all full-time employees.

2014 Retainers / Fees

Our 2014 cash compensation for non-employee directors consisted of a base annual retainer in the amount of $50,000 and the payment of $1,500 for each in-person Board or committee meeting and $1,000 for each Board or committee telephonic meeting or written consent provided. The chair of the Audit Committee was paid an annual retainer of $18,750; the chair of the Compensation Committee was paid an annual retainer of $15,000; and the chair of the Nominating/Corporate Governance Committee was paid an annual retainer of $10,000. During this time, the chair of the Finance Committee was Mr. Hamm, and there was no retainer associated with this position. Committee members other than the chair of committees were paid an annual retainer. During 2014, the annual retainer was $9,000 for Audit Committee members, $5,500 for Compensation Committee members and $5,000 for Nominating/Corporate Governance Committee members (except for Mr. Hamm). Effective July 1, 2014, members of the Finance Committee received an annual retainer of $5,000 (which was paid on a pro-rated basis during 2014). The retainer and fee structure described in this paragraph currently remains in effect.

In all cases, any applicable annual retainer was paid quarterly on a pro-rata basis and the amounts appearing in the table above reflect the retainer rate applicable to the quarter in which it was paid.

The Board has approved an annual retainer for the position of Lead Director of $10,000, which currently remains in effect. The table above includes $3,929 paid to Mr. Schafer in his capacity as Lead Director, which reflects the pro-rata portion of such retainer from January 1, 2014 to May 22, 2014 and $6,071 paid to Mr. McCain, which reflects the pro-rated portion of such retainer from May 23, 2014 to December 31, 2014.

Equity-Based Compensation

In addition to cash compensation, we awarded and intend to continue to award restricted Common Stock to each of our non-employee directors. On May 23, 2014, each of our non-employee directors (other than Mr. Grant and Mr. Berry) was granted 4,000 shares of restricted Common Stock which vest on May 15, 2017. On May 23, 2014, in connection with the commencement of his service as a director, Mr. Berry received a grant of 12,000 shares, which vest in increments of 4,000 shares on each of May 15, 2015, May 15, 2016, and May 15, 2017. The number of shares described in the previous two sentences reflect the 2 for 1 stock split paid on September 10, 2014. Our general practice has been to grant to each of our continuing non-employee directors shares of restricted stock annually, with such shares vesting three years after the date of grant. The actual amount and timing of any future award may be impacted by the value of our stock at that time and other relevant factors. Through the grant of such equity-based compensation, we are able to tie a portion of our non-employee directors’ compensation to the performance of our Common Stock.

We have adopted a Common Stock ownership requirement for non-employee directors. Each non-employee director is expected to own shares of our Common Stock with a market value equal to at least three times the base annual retainer. In addition, we have a policy which prohibits employees and directors from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing, or from engaging in certain transactions which may hedge the value of our securities held by them.

Until the stock ownership guideline is achieved, each non-employee director is expected to retain 100% of the shares received as a result of restricted shares granted under our 2005 Long-Term Incentive Plan (the “2005 Plan”) and/or 2013 Long-Term Incentive Plan (the “2013 Plan”). The stock ownership calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the non-employee director’s base annual retainer as of such date. Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation. The Compensation Committee reviewed the non-employee directors’ stock ownership and determined as of December 31, 2014, each non-employee director was in compliance with the stock ownership guidelines.

Executive Compensation and Other

Information

Executive Officers

Our current executive officers are named below:

Name	Age	Position
Harold G. Hamm	69	Chairman of the Board and Chief Executive Officer
Jack H. Stark	60	President and Chief Operating Officer
Jeffrey B. Hume	63	Vice-Chairman, Strategic Growth Initiatives
John D. Hart	47	Senior Vice President, Chief Financial Officer and Treasurer
Steven K. Owen	59	Senior Vice President, Land
Eric S. Eissenstat	57	Senior Vice President, General Counsel, Chief Risk Officer and Secretary
Jose A. Bayardo	43	Senior Vice President, Business Development
Gary E. Gould	50	Senior Vice President, Operations and Resource Development
Glen Brown	58	Senior Vice President, Exploration

For a description of the business background and other information concerning Mr. Hamm see “Proposal 1: Election of Directors—General” above.

 Jack H. Stark  has served as our President and Chief Operating Officer since September 2014. Prior to his appointment as President and Chief Operating Officer, Mr. Stark served as our Senior Vice President of Exploration from May 1998 to September 2014. He joined the Company in June 1992 as Vice President of Exploration and served on the Board from May 1998 until his term expired in May 2008. Prior to joining us, Mr. Stark was Exploration Manager for the Western Mid-Continent Region for Pacific Enterprises from 1988 to 1992 and he held various staff and middle management positions with Cities Service Company, Texas Oil and Gas and Western Nuclear from 1978 to 1988. Mr. Stark holds a Master of Science in Geology from Colorado State University and is a member of the American Association of Petroleum Geologists, Oklahoma Independent Petroleum Association, Rocky Mountain Association of Geologists, Houston Geological Society and the Oklahoma City Geological Society.

 Jeffrey B. Hume  became our Vice Chairman of Strategic Growth Initiatives in June 2012. He previously served as our President beginning on November 3, 2009 upon the relinquishment of such title by Mr. Hamm. From November 2008 to June 2012, Mr. Hume also served as our Chief Operating Officer after serving as our Senior Vice President of Operations since November 2006. He was previously appointed as Senior Vice President of Resource and Business Development in October 2005, Senior Vice President of Resource Development in July 2002, and served as Vice President of Drilling Operations from 1996 to 2002. Prior to joining us in May 1983 as Vice President of Engineering and Operations, Mr. Hume held various engineering positions with Sun Oil Company, Monsanto Company, and FCD Oil Corporation. Mr. Hume is a Registered Professional Engineer and member of the Society of Petroleum Engineers, Oklahoma Independent Petroleum Association, and the Oklahoma and National Professional Engineering Societies. Mr. Hume graduated from Oklahoma State University with a Bachelor of Science in Petroleum Engineering Technology.

 John D. Hart  joined us as Vice President, Chief Financial Officer and Treasurer in November 2005. He was promoted to Senior Vice President in May 2009. Prior to joining us, he was a Senior Audit Manager with Ernst & Young LLP. Mr. Hart was employed by Ernst & Young LLP from April 1998 to November 2005 and by Arthur Andersen LLP from December 1991 to April 1998, working with numerous public companies in a wide variety of securities and exchange matters and capital markets activities. He is a member of the American Institute of Certified Public Accountants and the Oklahoma Independent Petroleum Association. Mr. Hart graduated from Oklahoma State University with a Bachelor of Science in Accounting and Finance and a Master’s of Science in Accounting.

 Steven K. Owen  joined us as Senior Vice President, Land in September 2010. He came with three decades of experience in land management, including exploration, exploitation, acquisition and maintenance of oil and gas assets. He has worked extensively in many oil and gas plays across the United States. Prior to joining the Company, Mr. Owen served as land manager for Pioneer Natural Resources USA, Inc. from 1987 to 2010 where he managed the Permian Basin and Mid-Continent Divisions. He has won numerous awards for outstanding performance in Permian operations and is a member of the Permian Basin Landmen’s Association and the American Association of Petroleum Landmen. Mr. Owen earned his Bachelor of Arts from Emporia State University in Kansas with concentrations in Business Law, Oil and Gas Law and Biology.

 Eric S. Eissenstat  joined us as Senior Vice President and Chief Legal Officer in December 2010. In August 2011, his title was changed to Senior Vice President, General Counsel and Secretary and in May 2014 his role was expanded to include the position of Chief Risk Officer. He joined the Company with 27 years of experience in complex business and commercial matters, oil and gas, and litigation. Prior to joining the Company, he served as director with Fellers, Snider, Blankenship, Bailey & Tippens, P.C. in Oklahoma City from 1983 to 2010. Mr. Eissenstat is a Fellow of the Litigation Counsel of America, has received numerous awards and honors for his work in the legal profession and held leadership positions in the Oklahoma Bar Association and Oklahoma County Bar Association and is a Member of the Oklahoma Independent Petroleum Association. Mr. Eissenstat earned his Bachelor of Science with honors in Political Science from Oklahoma State University and his Juris Doctor with honors from the University of Oklahoma where he was awarded Order of the Coif.

 Jose A. Bayardo  joined us as Senior Vice President, Business Development in April 2012. Mr. Bayardo was with Complete Production Services, Inc. (“Complete”) and its predecessor companies from April 2003 through its merger with Superior Energy Services, Inc. in February 2012, at which time he left Complete. He served as Chief Financial Officer for Complete since October 2008. Prior to assuming the role of Chief Financial Officer, Mr. Bayardo served as Vice President of Corporate Development and Investor Relations, beginning in February 2007. During his time with Complete, Mr. Bayardo served in both corporate development and operations roles. From April 2006 to January 2007 he served as Vice President of the Integrated Production Services Division’s Rocky Mountain and Mid-Continent Operations. From April 2003 to April 2006 he served as Vice President of Corporate Development for Complete and one of its predecessor companies. Prior to joining Complete, Mr. Bayardo was an investment banker with J.P. Morgan. Mr. Bayardo received a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Chemical Engineering from the University of Texas at Austin.

 Gary E. Gould  is Senior Vice President, Operations and Resource Development, a position he has held since May 2014. Mr. Gould joined Continental in October 2013 and served as Vice President of Resource Development until May 2014. Mr. Gould has over 25 years of upstream oil and gas experience. Prior to joining Continental he worked for Chesapeake Energy Corporation in the operations and resources development area from 2008 to 2013, serving in positions of increasing responsibility, including: Engineering Manager—Reservoir for the Fayetteville District and the Arkoma-Ardmore District, Resource Development Manager for the Eastern Division, District Manager for the Marcellus South District, and Vice President or Director of Reservoir Technology. Previously, Mr. Gould served in various operations and engineering management roles at Kinder Morgan, ConocoPhillips, and Burlington Resources and in various technical roles with increasing responsibility at Exxon Corporation. Mr. Gould earned B.S. and M.S. degrees in Petroleum Engineering from the University of Kansas, where he recently served as Chairman of the Industry Advisory Board for the Department of Chemical and Petroleum Engineering.

 Glen Brown  is Senior Vice President, Exploration, a position he has held since October 2014. Prior to assuming his current role, he served as Vice President of Geology from September 2012 to October 2014 and as Geologic Manager of New Ventures from January 2012 through September 2012. Prior to joining Continental, Mr. Brown was in private practice as President of NE, LLC from 2003 to January 2012. Prior to that he was Exploration Manager for EOG Resources Mid-Continent Division for 12 years and held various staff and middle management positions with TXO Production Corporation for 7 years. Mr. Brown holds a B.S. degree in Geology from the State University of New York in Plattsburgh followed by earning an M.S. degree in Geology from New Mexico State University in Las Cruces. Mr. Brown is Secretary of the Board of Directors of the Oklahoma Energy Explorers. He is also a member of the American Association of Petroleum Geologists, Oklahoma City Geology Society, Kansas Geology Society, and Oklahoma Independent Producers Association.

Compensation Discussion and Analysis

Overview and Compensation Objectives

We are an independent crude oil and natural gas exploration and production company with properties in the North, South and East regions of the United States. Our primary business goal is to increase shareholder value by finding and developing crude oil and natural gas reserves at costs that provide an attractive rate of return on our investment. We operate in a highly competitive environment for acquiring properties, marketing crude oil and natural gas, and securing trained personnel.

We believe the loss of the services of our senior management or technical personnel could have a material adverse effect on our operations. Accordingly, we have designed our executive compensation program to attract, retain, and motivate experienced, talented individuals to achieve our primary business goal, using the business strategies discussed in greater detail in our Annual Report on Form 10-K.

The Compensation Committee of our Board is the body responsible for implementing our executive compensation programs and ensuring our compensation objectives are met. The Compensation Committee is comprised of Messrs. McCain, Berry and Schafer, each of whom is independent. Mr. Berry was appointed in the place of Mr. Grant, who ceased serving as a director after the 2014 Annual Meeting and who served on the Compensation Committee up to the 2014 Annual Meeting.

Role of Compensation Committee

The Compensation Committee is responsible for implementing and administering all aspects of our benefit, compensation plans, and programs for our executive officers. The Compensation Committee annually reviews and determines the individual elements of total compensation of the named executive officers (“NEOs”) who appear in the compensation tables of this Proxy Statement as well as our other executive officers. The Compensation Committee views the 99% vote in favor of approving the compensation of the Company’s named executive officers received at the 2014 Annual Meeting of Shareholders as a validation of the Company’s approach to executive compensation and determined, subject to the modifications discussed below, it was appropriate to continue structuring the compensation of the Company’s NEOs consistent with prior practices during 2014.

In general, the Compensation Committee evaluates how the following elements of our compensation program compare to similar compensation awarded by the then current compensation survey group, with the Compensation Committee considering how the elements of our compensation compare to the target percentiles indicated below:

Base salary – generally 50th percentile;

Cash bonus – generally 50th percentile; and

Long-term incentive equity awards – between the 50th and 75th percentile.

During 2013, the Company transitioned to a cycle of adjusting base salary and making long-term incentive equity awards on a February cycle, starting in 2014. As a result, base salary was not adjusted in 2013. In February 2014, base salary was adjusted based on the 2014 Survey Group (defined below at pages 24 and 25). In connection with the transition to a February cycle, executive officers did not receive long-term incentive equity awards in 2013. In February 2014, long-term incentive equity awards were determined based on the 2014 Survey Group, as discussed below. Cash bonus awards for 2014, which were paid in February 2015, were determined based on the 2014 Survey Group.

Although the Compensation Committee’s general approach is to award each element of compensation so that it aligns as closely as possible to the percentiles indicated above, the Compensation Committee considers an individual executive officer’s performance and any final award reflects the Compensation Committee’s discretion. The Compensation Committee believes targeting total cash (base salary and cash bonus) at the 50th percentile results in competitive cash compensation while preserving considerable upside potential in connection with cash bonus awards should Company and individual executive performance merit a higher bonus. The Committee believes targeting long-term incentive equity awards between the 50th and 75th percentile helps align overall pay with shareholder interests, by putting greater weight on an element of compensation which directly reflects the performance of the Company.

In 2014, the Compensation Committee retained the services of an independent compensation consulting firm, Longnecker. Longnecker reports directly to the Compensation Committee. During 2014, Longnecker provided an analysis of market compensation for directors and executive officers based upon its review of compensation paid by exploration and production companies comparable to us in terms of revenues, total assets, geographic location and market capitalization. During 2014, Longnecker provided no services other than the director and executive officer compensation studies requested by the Compensation Committee, except for analysis of market compensation with respect to a limited number of positions on an ad hoc basis, resulting in total fees of less than $120,000.

The Compensation Committee has assessed the independence of Longnecker in accordance with standards set forth in rules established by the NYSE and promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and concluded no conflict of interest exists that would prevent Longnecker from independently representing the Compensation Committee.

Since Mr. Hamm beneficially owns a substantial majority of our outstanding shares of Common Stock and is our Chief Executive Officer, he provides the Compensation Committee a significant amount of input regarding the compensation of our executive officers. Initially, the Compensation Committee, as well as our Chief Executive Officer and our President, review the Longnecker report regarding the analysis of market compensation. Our Chief Executive Officer and our President are then responsible for making recommendations of compensation for individual executive officers of the Company, other than themselves. With respect to each of our Chief Executive Officer and our President, our President and our Chief Executive Officer, respectively and individually, make recommendations for the other executive officer’s compensation amounts. In making recommendations for executive officer compensation, our Chief Executive Officer and our President primarily rely on the Longnecker report, but also take into account other factors including, but not limited to, the following:

the overall performance of the Company;

the executive’s contribution to the overall performance of the Company;

the executive’s business responsibilities;

the executive’s compensation relative to other executives;

the executive’s current compensation arrangements; and

the executive’s ability to enhance the ability of the Company to generate long-term shareholder value.

Once our Chief Executive Officer and our President have made their compensation recommendations, the Compensation Committee reviews their recommendations and makes such changes as it feels appropriate, if any, to adequately meet our compensation objectives and approach on an individual basis. No adjustments were made to our Chief Executive Officer’s compensation by the Board after his compensation was set by the members of the Compensation Committee. The Board, with Mr. Hamm abstaining, unanimously affirmed the cash bonus award and other compensation set by the Compensation Committee for our Chief Executive Officer for services rendered during 2014.

Implementing Our Compensation Approach and Objectives

 Determining Compensation.  In addition to the considerations and process described above, specific operational and financial factors affecting compensation decisions for our NEOs include production growth, reserve growth, safety performance, stock price performance, finding and development costs, production costs, earnings, cash flow, operating income, and return on equity. During 2014, the Compensation Committee primarily considered the individual performance of our NEOs with regard to these factors in the determination of the officers’ compensation.

While we do not apply rigid formulas in determining the amount and mix of compensation elements, we consider the performance of the Company against the performance measures described in the preceding paragraph. Because our compensation programs are relatively simple, and we do not have complex equity plans or significant change in control or severance obligations, the Compensation Committee does not use tally sheets in analyzing the compensation of our NEOs, but does review each element of compensation as described in this Proxy Statement in evaluating and approving the total compensation of each of our NEOs. During 2014, we relied on the formulaic achievement of financial and operational goals only when establishing the aggregate bonus pool from which bonuses may be paid to the NEOs and to determine the Company multiplier described below in the discussion of the annual cash bonus. We consider competitive market compensation paid by other companies comparable in size, geographic location and operations to us, but historically we have not attempted to maintain a certain target percentile within that survey group or otherwise exclusively rely on such data to determine compensation for the NEOs. We maintain and incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and individual performance. The total compensation of the Chief Executive Officer, which is significantly higher than our other NEOs, is commensurate with his role in the founding and development of the Company as well as the future success of the Company.

 Compensation Survey Group.  In late 2013, the Committee reviewed Longnecker’s recommendation for the 2014 compensation survey group to be used as a reference in setting compensation to be earned by the NEOs in 2014, which included: Cimarex Energy Co. (“Cimarex”), Concho Resources Inc., Denbury Resources Inc., Linn Energy, LLC, Noble Energy, Inc. (“Noble”), Pioneer Natural Resources Company (“Pioneer”), Range Resources Corporation (“Range Resources”), SandRidge Energy, Inc. (“SandRidge”), Southwestern Energy

Company (“Southwestern”), Whiting Petroleum Corporation, WPX Energy, Inc. (“WPX”), Chesapeake Energy Corporation (“Chesapeake”), Devon Energy Corporation (“Devon”), EOG Resources, Inc. (“EOG”), and Apache Corporation (“Apache”) (the “2014 Company Survey Group”), all publicly traded companies. The 2014 Company Survey Group proxy data was then blended with E27 Survey Group (defined below) data on an equally weighted basis to determine the competitive peer group compensation (the “2014 Survey Group”). The “E27 Survey Group” is a survey group of 35 independent, publicly traded and privately held energy exploration and production companies with a median revenue of $3.4 billion, which the Compensation Committee believes makes the E27 Survey Group a comparable reference for the Company. The companies included in the E27 Survey Group are: Anadarko Petroleum Corporation, Apache, BHP Billiton Petroleum (Americas) Inc., BP p.l.c., Cabot Oil & Gas Corporation, Chesapeake, Cimarex, ConocoPhillips Company, Devon, Encana Corporation, EOG, EP Energy Corporation, EXCO Resources, Inc., Freeport-McMoRan Oil & Gas, Hess Corporation, Hilcorp Energy Company, Hunt Oil Company, Marathon Oil Company, Murphy Oil Corporation, Newfield Exploration Co., Nexen Petroleum U.S.A. Inc., Noble, Occidental Oil & Gas Corporation, Pioneer, QEP Resources, Inc., Range Resources, Sabine Oil & Gas Corporation, Samson Resources Corporation, SandRidge, SM Energy Company, Southwestern, Total E&P USA, Inc., WPX, XTO Energy Inc., and the Company.

Elements of Compensation

The principal elements of our compensation program are a base salary, an annual cash bonus, and a long-term incentive award. All base salary adjustments and long-term incentive awards for NEOs have been determined on a discretionary basis and while not directly linked to specific corporate goals or objectives, the overall performance of the Company as well as individual performance were considered in determining pay. While the Compensation Committee retains discretion over all aspects of the CLR Bonus Plan, during 2014 the Target Pool Size, Final Pool Size and Company multiplier were largely determined by the Company’s performance in the areas of production growth, reserve growth and adjusted earnings per share. For a description of defined terms see the discussion at page 26. The individual multiplier used in the CLR Bonus Plan is based on a subjective evaluation of an individual’s performance. In 2014, the Compensation Committee evaluated the elements of the CLR Bonus Plan as presented by management in the areas of production growth, reserve growth and adjusted earnings per share and determined the elements to be appropriate. When making awards with respect to each element of our compensation program, the Compensation Committee considers how the award of that particular element will impact the overall compensation package awarded to each NEO. As a result, the award made with respect to each element of our compensation program may be impacted by the awards made under the other elements of our compensation program.

 Base Salary.  The objective of the base salary component is to attract and retain officers by paying a competitive wage commensurate with such officer’s experience, skills, and responsibilities. Base salary is intended to provide each NEO a regular source of income and compensate him for performing the responsibilities associated with his position. Base salary also impacts annual cash bonus awards and long-term incentive awards in that the target size of these awards is expressed as a percentage of base salary. In January 2014, Mr. Hamm’s base salary was $934,500 and was increased to $1,100,000 in February 2014, which is slightly above the 75th percentile. The Compensation Committee took the following factors into consideration when setting Mr. Hamm’s salary: the Company’s strong financial performance, production and reserve growth, the continued expansion of the Company’s drilling inventory, the Company’s operational excellence, and Mr. Hamm’s contributions to enhancing the Company’s and the industry’s image.

With respect to our other NEOs (other than Messrs. Gould and Brown), in February 2014 Mr. Bott (our then President and Chief Operating Officer) recommended their base salaries to the Compensation Committee for approval. The base salaries of Messrs. Gould and Brown were recommended to the Compensation Committee by their immediate supervisors, since they had not been promoted to the Senior Vice President level at that time. In February 2014, Mr. Hamm recommended Mr. Bott’s base salary to the Compensation Committee for approval.

In January 2014, the base salaries of Messrs. Stark, Hart, Gould, Brown and Bott were $384,400, $380,000, $305,000, $300,081, and $548,100, respectively. In February 2014, the aggregate salaries for our NEOs, excluding Mr. Hamm, were on average increased 8% in order to satisfy our objective of paying salaries at competitive levels. As of February 2014, the base salaries of Messrs. Stark, Hart, Gould, Brown and Bott were $425,000, $425,000, $320,250, $325,000, and $581,000, respectively. In setting the base salary of our NEOs (excluding Mr. Hamm) at approximately the 50th percentile, the Compensation Committee took the following factors into consideration: the Company’s strong financial performance, production and reserve growth, the continued expansion of the Company’s drilling inventory, improved drilling and operating efficiencies, the Company’s successful capital markets activities during 2013, and improvements in the marketing of crude oil and natural gas. In May, September and October 2014, Messrs. Gould, Stark and Brown, respectively were promoted to their current positions and received salary increases to $400,000, $600,000 and $400,000, respectively. The salary increases reflect the increased responsibilities associated with their new positions. In the future, we expect the base salaries of the NEOs will be reviewed on an annual basis and adjusted as necessary to remain competitive.

 Annual Cash Bonus.  Our NEOs may earn annual cash bonuses as a reward for their individual contribution to the achievement of annual financial and operating results as determined by the Compensation Committee. On February 22, 2013, the Compensation Committee approved a cash bonus plan that applies to certain employees of the Company, including the Company’s executive officers (the “CLR Bonus Plan”). The CLR Bonus Plan is designed to reward the Company’s employees and executive officers for achieving annual performance and strategic goals. The CLR Bonus Plan provides for the annual payment of cash bonuses. The individual cash bonuses paid to NEOs for 2014 were paid pursuant to the CLR Bonus Plan. The Compensation Committee has the ability to exercise complete discretion in administering the CLR Bonus Plan, and the individual awards to our NEOs for 2014 were determined following the process described below.

Under the CLR Bonus Plan, the bonus pool is initially set based on the aggregate target bonus amount of all employees participating in the CLR Bonus Plan (referred to herein as the “Target Pool Size”). In 2014, the size of the bonus pool was initially set within a range based on the following factors: production growth (weighted at 40%); reserve growth (weighted at 35%); and adjusted earnings per share (weighted at 25%). The Compensation Committee has complete discretion to increase, decrease or leave the size of the pool unchanged. In making the determination whether to adjust the size of the pool, the Compensation Committee considered such matters as it deemed relevant, including the Company’s performance against key strategic and other initiatives identified by the Compensation Committee in areas such as health, safety and environmental, production costs and cycle times, maintenance of financial and other ratios, budget compliance and business process improvements. The size of the bonus pool as determined by the Compensation Committee is referred to herein as the “Final Pool Size.” The ratio of the Target Pool Size to the Final Pool Size is used to determine the Company multiplier in the calculation of an individual’s bonus amount under the CLR Bonus Plan.

For 2014, production growth was 28%, reserve growth was 25% and adjusted earnings per share were $3.43. In connection with adjusted earnings per share, the cash impact of monetizing certain of the Company’s hedge positions was considered and resulted in a $0.59 reduction per share to adjusted earnings per share. The Company’s aggregate performance in these areas was slightly above internal expectations and resulted in a performance factor of 108% for the Company multiplier portion of the CLR Bonus Plan. The Compensation Committee reviewed Company performance against the key strategic and other initiatives described in the paragraph above and determined 108% was an accurate representation of Company performance and set the Final Pool Size at 108% of the Target Pool Size. Adjusted earnings per share represents earnings per share determined under United States generally accepted accounting principles without regard to non-cash gains and losses on derivative instruments, property impairments, gains and losses on asset sales, corporate relocation expenses, and losses on extinguishment of debt.

Individual awards for participants in the CLR Bonus Plan in connection with the bonuses for 2014 which were paid in February 2015, were calculated utilizing the following formula:

Base Earnings x Target Bonus x Company Multiplier x Individual Multiplier = Initial Bonus Amount

For purposes of this discussion, “base earnings” refers to the actual amount paid in respect of salary during 2014. Except for Mr. Hamm, the individual multiplier for the 2014 bonuses was based on the Compensation Committee’s review of the 2014 Survey Group and the subjective evaluation of each of the NEOs’ supervisor or supervisors. Mr. Hamm’s individual multiplier was determined based on the subjective evaluation of the Compensation Committee. The subjective evaluation of each NEO was primarily based on an evaluation of each NEO’s expected contributions to the Company’s performance in the areas of production growth, reserve growth, safety performance, stock price performance, finding and development costs, production costs, earnings, cash flow, operating income and return on equity. For 2014, after calculating the Company multiplier based on the measures and methodology described below, individual differences resulted from the subjective evaluation of performance that determined each NEOs individual multiplier. In making its evaluation, where applicable, the Compensation Committee places significant weight on input provided by our Chief Executive Officer and our President.

Once the NEOs’ Initial Bonus Amounts were calculated, they were presented by Mr. Stark to the Compensation Committee for review, and in the case of Mr. Hamm also presented to the Board, both of which had the discretion to increase or decrease individual Initial Bonus Amounts and determine final awards. Using the factors described previously, the Compensation Committee determined the final awards were appropriate and approved the bonuses for 2014 as presented by management.

The target annual cash bonus amounts for each of the NEOs in connection with the bonuses for 2014 which were paid in February 2015 under the CLR Bonus Plan were as follows: 150% of base earnings for Mr. Hamm; 100% of base earnings for Mr. Stark; 90% of base earnings for Mr. Hart; 80% of base earnings for Mr. Gould; 75% of base earnings for Mr. Brown; and 100% of base earnings for Mr. Bott.

Annual cash bonuses for the NEOs are determined after completion of the year-end audited financial statements and reserve report. We have not adopted a policy regarding the adjustment or recovery of previously paid annual cash bonuses in the event a relevant metric is restated or otherwise adjusted in a manner that would have the effect of reducing the size of a previously paid annual cash bonus.

 Long-Term Incentive Awards.  The objective of our long-term incentive awards is to retain and motivate our executives over the long-term. In February 2014, the NEOs received the following long-term incentive awards of restricted Common Stock: Mr. Hamm 124,000 shares; Mr. Stark 39,000 shares; Mr. Hart 38,000 shares; Mr. Gould 1,836 shares; Mr. Brown 6,698 shares; and Mr. Bott 61,000 shares. Mr. Stark was subsequently promoted and was granted an additional 13,850 shares. Messrs. Gould and Brown were subsequently promoted to Senior Vice President positions and were granted an additional 52,000 shares and 34,942 shares, respectively. Mr. Brown was granted an additional 12,000 shares as a special one-time retention grant prior to his promotion. The number of shares listed in the prior sentence reflect the 2 for 1 stock split paid on September 10, 2014 with the exception of the 13,850 additional shares to Mr. Stark and the 34,942 additional shares to Mr. Brown, which were granted after the 2 for 1 split paid on September 10, 2014. The awards for each of the NEOs other than Mr. Hamm were approved by the Compensation Committee. Mr. Hamm’s award was approved by the Compensation Committee and by the full Board based on the recommendation of the Compensation Committee, with Mr. Hamm abstaining.

The long-term incentive award for each NEO is determined at the discretion of the Compensation Committee generally using the approach described above under “—Role of Compensation Committee.” Differences in long-term incentive awards are based on the Compensation Committee’s subjective evaluation of the expected relative individual contribution to the achievement of our long-term financial and operating results. The value of unvested equity awards held by an individual is expected to be a factor considered in future awards.

The vesting provisions of the awards encourage our officers to remain in our employ in order to realize these forms of compensation. Our current equity programs consist of restricted stock awards, which we believe are stronger motivational tools for employees when compared to alternatives such as stock options. Restricted shares provide some value to an employee during periods of stock market volatility, while stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our stock is less than the option price. Although our 2013 Plan allows for various equity instruments, we intend to make future grants primarily in the form of restricted stock.

We have a policy which prohibits employees, including our executive officers and directors, from holding our securities in a margin account or pledging our securities as collateral, unless permission is received from our General Counsel in writing, or from engaging in certain transactions which may hedge the value of our securities held by them.

The Company has a Common Stock ownership requirement for the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and Senior Vice Presidents. Each such officer is required to own shares of our Common Stock at least equal to a specified multiple of such officer’s base salary. The base salary multiples are five times for the Chief Executive Officer, Chief Operating Officer and President and three times for the other officers.

Until the stock ownership guideline is achieved, each such officer is expected to retain 100% of the “net shares” received as a result of restricted shares granted under our 2005 Plan and 2013 Plan. “Net shares” are the number of shares that remain after shares are sold or withheld to pay withholding taxes. The calculation is determined as of December 31 each year based upon the average closing price of the Common Stock for the year compared to the officer’s base salary as of such date. Shares owned directly by, or held in trust for, the officer or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation.

The Compensation Committee reviews the compliance of each executive officer with the stock ownership guidelines each year and reduces or eliminates future restricted stock grants under the 2013 Plan for any executive officer not in compliance with the stock ownership guidelines. The Compensation Committee reviewed the NEOs’ and other applicable officers’ stock ownership as of December 31, 2014 and determined each NEO and other officers were in compliance with the guidelines.

The restricted stock awards provide for immediate vesting upon a change of control, as defined by the 2005 Plan or the 2013 Plan, as applicable. We would likely need the assistance of several key employees to successfully conclude a transaction that would result in a change in control. We believe immediately vesting the awards may serve to reduce concerns, other than continued employment, such employees may have with respect to any potential change in control transaction and may motivate them to complete the transaction.

 Deferred Compensation Plan  On September 20, 2013, the Board, based upon the recommendation of the Compensation Committee, established the Continental Resources, Inc. Deferred Compensation Plan (the “DCP”). The Board appointed the Compensation Committee to act as Plan Administrator of the DCP (the “DCP Administrator”).

The purpose of the DCP is to (i) give DCP participants, including the NEOs, an additional tool to use in planning their savings and for retirement; and (ii) provide a vehicle to allow employee DCP participants, all of whom are limited in their participation in the Company’s 401K (as defined below) plan due to limits imposed under federal tax rules (“Limits”), to receive similar benefits in connection with Company matching contributions as employees whose ability to receive Company matching contributions is not impacted by the Limits. The DCP permits the Company to make discretionary matching and other contributions to a participant’s account. For a description of the material features of the DCP see the narrative “Description of Deferred Compensation Plan” on pages 32 and 33 below.

  Other  Compensation and benefits that are outside of our three main compensation elements are designed to attract and retain employees by enhancing our overall compensation package. We provide automobiles to certain of the NEOs and certain other employees for business and personal use. The personal use is valued according to IRS guidelines and reported as taxable income to the individuals. We value vehicle usage for disclosure in our proxy statement based upon the aggregate incremental cost to us adjusted to reflect each individual’s personal use of the vehicle.

In 2014, we allowed Messrs. Hamm, Stark, Brown and Bott to use the corporate aircraft for personal trips. The value of such trips is calculated according to IRS guidelines and reported as taxable income to them. Aircraft usage is valued for disclosure in our proxy statement based on the aggregate incremental cost to us.

We have a defined contribution retirement plan (“401K”) covering all our full-time employees. Our contributions to the plan are discretionary and based on a percentage of eligible compensation. As of January 1, 2012, the contribution level was amended up to a maximum of 7% of the covered employee’s eligible compensation, depending on the employee’s level of contribution into the employee’s account. On July 1, 2014, the Company elected to increase the contribution level in the plan up to a maximum of 10% of a covered employee’s eligible compensation effective January 1, 2015, depending on the employee’s level of contribution into the employee’s account. In addition, the Company agreed to provide a discretionary contribution at year-end 2014 equal to 1.5% of a covered employee’s total salary and bonus paid in 2014. Each of the above referenced changes was made in order to enhance the competitiveness of the compensation associated with the 401K.

All full-time employees may participate in our health and welfare benefit programs, including medical, dental, vision care, life insurance and disability insurance. We provide all full-time employees with life insurance coverage of the lesser of two times base salary or $1,000,000 and allow them to purchase incremental amounts above this. We do not sponsor any qualified or non-qualified defined benefit plans.

Impact of Accounting and Tax Treatment

We believe it is important to have flexibility in designing the compensation program in a manner to achieve the objectives described above under “—Compensation Objectives.” Therefore, while we consider the accounting and tax treatment of certain forms of compensation in the design of our compensation program, the accounting and tax treatment is not a determinative factor.

Under Section 162(m) of the Code, a publicly-held company can deduct for federal tax purposes no more than $1 million of annual compensation paid to its principal executive officer and each of its three other most highly-paid officers other than the principal financial officer. The Section 162(m) restriction applies to salary, bonuses, and other compensation not directly tied to performance conditions. Our compensation program for the 2014 year has not met the requirements for tax deductibility of annual compensation in excess of $1 million because the relevant compensation is not payable solely on account of the attainment of one or more performance goals.

Insider Trading Policy

Our insider trading policy provides that all of our employees and directors may not purchase or sell puts or calls to sell or buy our securities or engage in short sales with respect to our securities. Our employees and directors are also prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan, unless permission is received from our General Counsel in writing. The purchase or sale of stock by our officers, directors and certain employees may only be made during a window of time described in our policy and after approval by our General Counsel.

Summary Compensation Table

The following table sets forth the compensation of our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers. It also includes information for Winston F. “Rick” Bott, our former President and Chief Operating Officer, who left the Company in September 2014. Mr. Bott is included since he received compensation that would have required him to be listed in the table but for the fact that he was not serving as an executive officer of the Company at the end of the last completed fiscal year. We refer to these six individuals collectively as the “NEOs” for 2014. Compensation is shown for years 2012, 2013 and 2014 to the extent that the executive was an NEO for the applicable year.

Name and Principal Position	Year		Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (2)		All Other Compensation ($) (3)	Total ($)
Harold G. Hamm Chairman of the Board and Chief Executive Officer	2014 2013 2012		$1,072,629 934,500 896,504	$2,200,000 2,200,000 2,000,000	$7,327,160 — 7,218,961		$174,498 90,139 88,818	$10,774,287 3,244,639 10,204,283
Jack H. Stark President and Chief Operating Officer	2014 2013 2012		464,055 384,400 363,566	626,500 660,000 600,000	3,354,617 — 2,137,558		68,667 62,565 53,502	4,513,839 1,106,965 3,154,626
John D. Hart Senior Vice President, Chief Financial Officer and Treasurer	2014 2013 2012		417,558 380,000 362,923	507,400 660,000 600,000	2,245,420 — 2,267,495		95,172 32,831 26,961	3,265,550 1,072,831 3,257,379
Gary E. Gould Senior Vice President, Operations and Resource Development	2014		368,952	398,500	3,595,349		57,949	4,420,750
Glen Brown Senior Vice President, Exploration	2014		338,187	342,500	3,468,463		43,886	4,193,036
Winston F. “Rick” Bott former President and Chief Operating Officer	2014 2013 2012	(4) (4)	419,136 548,100 298,946	452,667 950,000 800,000	3,604,490 — 6,797,862	(5)	723,114 150,489 113,698	5,199,407 1,648,589 8,010,506

(1)	Salary amounts reported include amounts deferred by each of our NEOs pursuant to the Company’s DCP. Bonus amounts reported herein include amounts deferred by Mr. Hart and Mr. Gould pursuant to the Company’s DCP. For a description of the amounts deferred, please see Note 1 to the Nonqualified Deferred Compensation table below.
(2)	In October 2012, the Company’s executive officers, including the NEOs, received a grant of restricted Common Stock intended to transition the executive officers to receiving stock grants in February of each year, starting in 2014. As a result, no NEO received a grant of restricted Common Stock in 2013. The amounts under “Stock Awards” reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, disregarding any estimate for forfeitures, for awards granted during the indicated year. A discussion of assumptions used in calculating those values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.
(3)	All Other Compensation for 2014 includes the following elements:

Name	Year	Personal Use of Company Aircraft ($) (a)	Personal Use of Company Vehicle ($) (b)	Contributions to 401K Plan ($)	Contributions to Deferred Compensation Plan ($) (c)	Other ($) (d)		Total ($)
Harold G. Hamm	2014	$63,972	$1,034	$22,100	$87,392	$—		$174,498
Jack H. Stark	2014	52	11,284	22,100	35,231	—		68,667
John D. Hart	2014	—	10,280	22,100	62,792	—		95,172
Gary E. Gould	2014	—	5,571	22,100	30,278	—		57,949
Glen Brown	2014	52	—	22,100	21,734	—		43,886
Winston F. “Rick” Bott	2014	6,250	6,660	18,200	23,437	668,567	(e)	723,114

(a)	We calculate the incremental cost to the Company of any personal use of corporate aircraft based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs, and other variable costs. Occasionally, spouses and guests of NEOs ride along when an aircraft is already going to a destination for a business purpose. This use has minimal costs to the Company and, where applicable, only the direct variable costs associated with the additional passenger (for example fuel and catering) are included in determining the aggregate incremental cost to the Company. Since Company-owned aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries and the purchase costs of Company-owned aircraft.
(b)	We calculate the incremental cost to the Company of any personal use of Company vehicles, including fuel, maintenance, insurance, lease payments and depreciation.
(c)	For a description of Company contributions to the DCP in connection with compensation earned during 2014, please see “Description of Deferred Compensation Plan” below.
(d)	During 2014, each NEO received a membership to the Petroleum Club of Oklahoma City at no incremental cost to the Company.
(e)	Includes the following received by Mr. Bott in connection with his separation from the Company: (i) a lump sum payment of $581,000 (representing one year of Mr. Bott’s then current base salary); (ii) $63,967 for unused vacation; and (iii) $23,600 for unused sick leave. Mr. Bott also received accelerated vesting of 50,000 shares of Common Stock originally scheduled to vest on November 15, 2014 (the number of shares reflects the 2 for 1 stock split paid on September 10, 2014).

(4)	Mr. Bott’s 2012 compensation reflects the period from May 31, 2012, the date of commencement of Mr. Bott’s employment to December 31, 2012. Mr. Bott’s 2014 compensation includes amounts paid to Mr. Bott prior to his departure from the Company in September 2014 and in connection with his departure from the Company. For a description of the payments made to Mr. Bott in connection with his departure, please see “Potential Payments Upon Termination or Change in Control – Bott Departure from the Company” below.
(5)	This award was forfeited in connection with Mr. Bott’s departure from the Company.

Grants of Plan Based Awards

The following table reflects information concerning awards of restricted stock granted to our NEOs during the fiscal year ending December 31, 2014 under the Company’s 2013 Plan.

Name	Grant Date	Stock Awards: Number of Shares (1)		Grant Date Fair Value of Stock Awards ($) (2)
Harold G. Hamm	2/21/2014	124,000	(3)	$7,327,160
Jack H. Stark	2/22/2014 9/17/2014	39,000 13,850	(3) (4)	2,304,510 1,050,107
John D. Hart	2/22/2014	38,000	(3)	2,245,420
Gary E. Gould	2/22/2014 5/1/2014	1,836 52,000	(3) (5)	108,489 3,486,860
Glen Brown	2/22/2014 5/23/2014 10/1/2014	6,698 12,000 34,942	(3) (6) (7)	395,785 824,160 2,248,518
Wintston F. “Rick” Bott	2/22/2014	61,000	(8)	3,604,490

(1)	All awards will vest on an accelerated basis in the event of a change in control. See “Potential Payments Upon Termination or Change in Control—Vesting of Restricted Stock on Change in Control” hereafter for a description of the events that would trigger a change in control for these awards. The pre-September 10, 2014 grants reflect the 2 for 1 stock split paid on September 10, 2014.
(2)	The aggregate grant date fair value of each equity award is computed in accordance with ASC Topic 718, disregarding any estimate for forfeitures. A discussion of the assumptions used in calculating these values can be found in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.
(3)	The shares subject to this award vest on February 15, 2017.
(4)	The shares subject to this award were granted to Mr. Stark in connection with his promotion to President and Chief Operating Officer and vest as follows: 2,850 shares on February 15, 2016 and 11,000 shares on February 15, 2017.

(5)	The shares subject to this award were granted to Mr. Gould in connection with his promotion to Senior Vice President, Operations and Resource Development and vest as follows: 9,000 shares on November 15, 2014, 18,000 shares on November 15, 2015, 18,000 shares on November 15, 2016 and 7,000 shares on February 15, 2017.
(6)	The shares subject to this award vest on May 15, 2017.
(7)	The shares subject to this award were granted to Mr. Brown in connection with his promotion to Senior Vice President, Exploration and vest as follows: 5,110 on February 15, 2015, 12,265 on February 15, 2016, and 17,567 on February 15, 2017.
(8)	The shares subject to this award would have vested on February 15, 2017, but this award was forfeited in connection with Mr. Bott’s departure from the Company.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan Based Awards

The following table shows the percentage of base salary and bonus that each NEO received or earned with respect to 2014 as compared to that NEO’s total compensation for 2014.

Name	Percentage of Salary and Bonus to Total Compensation
Harold G. Hamm	30%
Jack H. Stark	24%
John D. Hart	28%
Gary E. Gould	17%
Glen Brown	16%
Wintston F. “Rick” Bott	17%

Outstanding Equity Awards as of December 31, 2014

The following table reflects unvested restricted stock held by our NEOs as of December 31, 2014:

	Stock Awards
Name	Number of Shares of Stock that Have Not Vested (1)	Market Value of Shares of Stock that Have Not Vested ($) (2)
Harold G. Hamm	325,450	$12,484,262
Jack H. Stark	112,500	4,315,500
John D. Hart	101,276	3,884,947
Gary E. Gould	64,836	2,487,109
Glen Brown	77,740	2,982,106

(1)	These shares represent restricted stock awards. The pre-September 10, 2014 grants reflect the 2 for 1 stock split paid on September 10, 2014. Unvested shares will vest as follows (i) 201,450 shares on February 15, 2016 and 124,000 shares on February 15, 2017, for Mr. Hamm; (ii) 62,500 shares on February 15, 2016 and 50,000 shares on February 15, 2017, for Mr. Stark; (iii) 63,276 shares on February 15, 2016 and 38,000 shares on February 15, 2017, for Mr. Hart; (iv) 28,000 shares on November 15, 2015, 28,000 shares on November 15, 2016, and 8,836 shares on February 15, 2017 for Mr. Gould; and (v) 17,210 shares on February 15, 2015, 24,265 shares on February 15, 2016, 24,265 shares on February 15, 2017 and 12,000 shares on May 15, 2017 for Mr. Brown. Mr. Bott does not appear in this footnote or table since he did not have any unvested restricted shares at December 31, 2014, due to his departure from the Company in September 2014.
(2)	Market value is based on the closing price of $38.36 of our Common Stock as of December 31, 2014.

Options Exercised and Restricted Stock Vested During 2014

The following table reflects information concerning shares of restricted stock held by NEOs that vested during 2014:

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($) (2)
Harold G. Hamm	116,680	$6,297,220
Jack H. Stark	31,680	1,709,770
John D. Hart	33,340	1,799,360
Gary E. Gould	19,000	1,025,430
Glen Brown	11,898	673,843
Winston F. “Rick” Bott	50,000	3,644,000

(1)	The pre-September 10, 2014 vestings included above reflect the 2 for 1 stock split paid on September 10, 2014.
(2)	Value realized on vesting is calculated by multiplying the number of shares by the closing price upon day of vesting.

Nonqualified Deferred Compensation

The following table sets forth our NEOs’ information regarding the DCP, including, with respect to each officer: (i) the aggregate contributions made by the officer, (ii) the employer contribution, (iii) the aggregate interest or other earnings accrued, (iv) aggregate withdrawals and distributions, and (v) the total balance of the officer’s account.

Name	Executive Contributions in 2014 ($) (1)	Registrant Contributions in 2014 ($) (2)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions in 2014 ($)	Aggregate Balance at End of 2014 ($) (3)
Harold G. Hamm	$55,671	$87,392	$4,965	$—	$148,028
Jack H. Stark	56,689	35,231	(270)	—	91,650
John D. Hart	62,454	62,792	2,290	—	127,536
Gary E. Gould	30,619	30,278	244	—	61,141
Glen A. Brown	49,644	21,734	(24)	—	71,354
Winston F. “Rick” Bott	23,437	23,437	1,327	—	48,201

(1)	Reported as compensation to the NEO in the Summary Compensation Table for the 2014 fiscal year, includes deferred salary for each of the NEOs and deferred bonus for Mr. Gould and Mr. Hart. The bonus included is the bonus for 2014 paid in February 2015.
(2)	For a description of Company contributions reported in this column, please see the fifth paragraph under “Description of Deferred Compensation Plan” below.
(3)	Since 2014 is the first year contributions could be made to the DCP, the balance reported does not include any amounts reported in the Summary Compensation Table for prior years.

Description of Deferred Compensation Plan

On September 20, 2013, the Board, based upon the recommendation of the Compensation Committee, established the DCP.

The purpose of the DCP is to (i) give DCP participants and non-employee directors, an additional tool to use in planning their savings and for retirement; and (ii) provide a vehicle to allow employee DCP participants, all of whom are limited in their participation in the Company’s 401K (as defined below) plan due to limits imposed under federal tax rules (“Limits”), to receive similar benefits in connection with Company matching contributions as employees whose ability to receive Company matching contributions is not impacted by the Limits. The DCP permits the Company to make discretionary matching and other contributions to a participant’s account and, in general, the matching and discretionary contributions approved in connection with the DCP are intended to facilitate the purpose described in (ii) of the prior sentence.

The DCP is not intended to constitute a “qualified plan” subject to the limitations of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), nor is it a “funded plan” for purposes of the Code. Benefits under the DCP constitute an unfunded general obligation of the Company. The DCP is designed to provide directors and select management or highly compensated employees of the Company the opportunity to defer the payment of all or a portion of their base pay and cash incentive awards (to the extent a participant is eligible to receive such awards).

Each year the DCP permits participants to elect to defer: (i) up to 100% of base pay (cash fees in the case of directors) for a calendar year and (ii) up to 100% of any cash incentive award received by the employee participant for a performance year. DCP participants are 100% vested in any amounts deferred pursuant to the alternatives described in the prior sentence. The DCP permits discretionary contributions by the Company, which may be subject to a vesting schedule at the discretion of the DCP Administrator.

As permitted by the DCP, matching contributions have been approved enabling employee participants to receive matching under the DCP for up to 7% of their salary for deferrals made in 2014 and up to 10% of deferrals in connection with the 2014 bonus which was paid in February 2015. In addition, a discretionary contribution was approved in October 2014 equal to 1.5% of the amount of the total salary and bonus compensation paid to eligible participants, including the NEOs, in 2014. Since Mr. Bott was not employed by the Company at the time of the October 2014 discretionary contribution and at the time the 2014 bonus was paid, he did not receive Company contributions in connection with either of these events, and he was not eligible to defer any of his 2014 bonus. With respect to the 2015 year, matching contributions have been approved enabling employee participants to receive matching under the DCP for up to 10% of their total cash compensation, including salary and bonus deferrals in connection with 2015 compensation. The approved match is aligned with the amount employee participants would have received under the 401K plan, but for the Limits and is given subject to terms and conditions applicable to matching contributions under the 401K plan, except that matching is made on a dollar for dollar basis and participants only receive matching for amounts actually contributed to the DCP.

Distribution of DCP accounts deferred in 2014 will occur upon a participant’s separation from service with the Company. The Company will require a six month delay in the payment of DCP benefits if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his or her separation from service with the Company, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his or her separation (the “Specified Employee Delay”). In addition, in connection with amounts deferred in 2014, distribution of DCP accounts and vesting of any Company contributions will result from any of the following events: (i) Change of Control (as defined in the DCP); (ii) a participant’s death or Disability (as defined in the DCP); (iii) a participant’s Normal Retirement (as defined in the DCP); and (iv) a participant’s Involuntary Termination (as defined in the DCP).

Distribution of DCP accounts deferred in 2015 will occur, subject to limited exceptions, based on the election of the participant to receive a distribution upon a fixed date chosen by the DCP participant, the participant’s Termination of Employment (as defined in the DCP), or a Change in Control. In addition, distribution of DCP accounts deferred in 2015 will occur in the event of the participant’s death or Disability. In connection with these distribution events, participants can choose, except in the case of death or Disability, to receive distributions in a lump sum or installments. In the case of death or Disability, the distribution will be made in a lump sum. Participants also have the ability to elect a lump sum distribution if a Change of Control or Involuntary Termination occurs after a participant has started to receive distributions after a fixed date. Distributions described above are also subject to the Specified Employee Delay. Finally, vesting restrictions on any accounts deferred in 2015 will lapse in connection with any of the following events: (i) Change of Control, (ii) participant’s death or Disability; and (iii) a participant’s achievement of Normal Retirement Age (as defined in the DCP).

Earnings reflect the returns produced by the investments selected by the applicable named executive officer. The investment options available to the NEOs are a sub-set of the investment options available under the Company’s 401K Plan. As of December 31, 2014, investment options consisted of the following (returns for 2014 noted in parentheses): PIMCO Total Return Admin (4.43%), Fidelity® Government Income (5.43%), PIMCO Real Return Admin (3.16%), Fidelity® High Income (1.53%), Oakmark Equity & Income I (6.93%), Invesco Growth and Income A (10.15%), T. Rowe Price Retirement Balanced (3.91%), Fidelity® Contrafund® K (9.68%), Fidelity Spartan® 500 Index Advtg® (13.62%), Fidelity® Low-Priced Stock (7.65%), RidgeWorth Mid-Cap Value Equity I (11%), Morgan Stanley Inst Mid Cap Growth A (1.07%), MFS® Massachusetts Investors Tr R3 (10.97%), Fidelity Spartan® Extnd Mkt Idx Advtg (7.71%), Harbor International Institutional (-6.81%), Columbia Acorn International Z (-4.28%), Fidelity Spartan® Intl Idx Advtg (-5.37), American Beacon Small Cp Val Inst (4.70%), and Wells Fargo Advantage Growth Adm (3.90%). The Company does not guarantee a level of investment return.

Potential Payments Upon Termination or Change in Control

We do not maintain any employment, severance or change in control agreements with our NEOs outside of the potential acceleration provisions described below with respect to our equity awards. We discussed our rationale for providing change in control equity vesting above under “Compensation Discussion and Analysis.”

Vesting of Restricted Stock on Change in Control. All of our employees’ and directors’ unvested shares of restricted stock will vest if a change in control occurs as defined in the agreements relevant to their situation. Our employees and directors are subject to the following definitions of change in control in connection with outstanding awards under the 2005 Plan and 2013 Plan:

Except as noted in the immediately following paragraph for purposes of the 2005 Plan, a “change in control” means:

any transaction in which shares of voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company are issued by the Company, or sold or transferred by the shareholders of the Company as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such transaction cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately after such transaction;

the merger or consolidation of the Company with or into another entity as a result of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such merger or consolidation cease to beneficially own voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the surviving corporation or resulting entity immediately after such merger or consolidation; or

the sale of all or substantially all of the Company’s assets to an entity of which those persons and entities who beneficially owned voting securities of the Company representing more than 50% of the total combined voting power of all outstanding voting securities of the Company immediately prior to such asset sale do not beneficially own voting securities of the purchasing entity representing more than 50% of the total combined voting power of all outstanding voting securities of the purchasing entity immediately after such asset sale.

In addition, under the First Amendment to the 2005 Plan, which was adopted by the Board on February 24, 2010 (referred to herein as the “First Amendment”), which applies to all awards currently outstanding under the 2005 Plan, any transfers to Excluded 2005 Plan Persons (as defined below) are not considered change in control events. The First Amendment was adopted to clarify that with respect to awards made after the date of the First Amendment, certain transfers to Mr. Hamm, certain members of his family, his guardian, legal representative or estate, any trust of which Mr. Hamm is the trustee or of which the persons described above are the principal beneficiaries, any person or entity controlled by one or more of the persons or entities described above, or any group including one or more of the persons or entities described above, provided that such persons or entities control more than 50% of the voting power of such group (collectively, the foregoing are referred to herein as “Excluded 2005 Plan Persons”), shall not be deemed a change of control event for purposes of such awards made after the date of the First Amendment.

For purposes of the 2013 Plan, a “change in control” means the occurrence of any of the following:

The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any person, of 50% or more of either (x) the then outstanding shares of Common Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, the following acquisitions and transactions shall not constitute a change in control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (D) any acquisition by any entity pursuant to a transaction that complies with clauses (A), (B), and (C) of the second item below describing a “Business Combination” (as defined below), or (E) any transaction in which Outstanding Stock or Outstanding Company Voting Securities are issued, sold or transferred to an Excluded Person (as defined below);

Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;

Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, all the following are true: (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of Common Stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Common Stock or common equity interests of the entity resulting from such Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of the discussion above in connection with the meaning of “change in control” under the 2013 Plan, references to “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of May 23, 2013 and any other individual who becomes a director of the Company after May 23, 2013 and whose election or appointment by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

For purposes of the discussion above in connection with the meaning of “change in control” under the 2013 Plan, a reference to an “Excluded Person” means (i) Harold G. Hamm (“Hamm”), (ii) Hamm’s spouse (including any ex-spouse of Hamm pursuant to the terms of a domestic relations order), (iii) any of Hamm’s lineal descendants, (iv) Hamm’s guardian or other legal representative of Hamm or Hamm’s estate, (v) any trust of which at least one of the trustees is Hamm, or the principal beneficiaries of which are any one or more of the persons or entities described in clause (i) through (iv) above, (vi) any person or entity that is controlled by any one or more of the persons or entities described in clause (i) through (v) above, (vii) any group (within the meaning of the Exchange Act and the rules of the SEC thereunder) that includes one or more of the persons or entities described in clauses (i) through (vi) above, provided that such persons and entities described in clauses (i) through (vi) above control more than 50% of the voting power of such group.

Listed in the following table is the value of unvested shares of restricted stock held by our NEOs (other than Mr. Bott who left the Company) as of December 31, 2014, which would fully vest and be immediately available in the event of a change in control as described above in connection with the 2005 Plan and the 2013 Plan. The table assumes a change in control occurred on December 31, 2014 and the per-share value is $38.36, the closing price of our Common Stock as of December 31, 2014.

Name	Early Vesting of Restricted Stock ($)	Termination Payment ($)	Total ($)
Harold G. Hamm	$12,484,262	—	$12,484,262
Jack H. Stark	4,315,500	—	4,315,500
John D. Hart	3,884,947	—	3,884,947
Gary E. Gould	2,487,109	—	2,487,109
Glen Brown	2,982,106	—	2,982,106

Distributions in Connection with DCP. Under the terms of our DCP, distributions of deferred compensation and accelerated vesting of Company contributions may occur in connection with change of control or a participant’s termination. A description of such distributions and accelerated vesting, as well as the circumstances triggering these events with respect to Messrs. Hamm, Stark, Hart, Gould and Brown appear above on pages 32 and 33 in the description of our DCP appearing under the heading “Description of Deferred Compensation Plan.” See “Bott Departure from the Company” below for a description of the distributions to Mr. Bott under the DCP in connection with his departure.

Bott Departure from the Company. In connection with his separation from the Company, the Company and Mr. Bott entered into an agreement dated September 11, 2014, pursuant to which Mr. Bott received the following: (i) a lump sum payment of $581,000 (representing one year of Mr. Bott’s then current base salary); (ii) accelerated vesting of 50,000 shares of restricted Common Stock, originally scheduled to vest on November 15, 2014 (the number of shares reflects the 2 for 1 stock split paid on September 10, 2014); (iii) participation in the bonus to be paid in February 2015 for services rendered during 2014 under the Company’s cash bonus plan ($452,667 was paid to Mr. Bott in February of 2015); and (iv) a lump sum cash payment of $23,600 in consideration of Mr. Bott’s unused sick leave. In connection with the agreement, Mr. Bott agreed to a general release of any employment related claims against the Company. In addition, Mr. Bott also received $63,967 for unused vacation, which is customarily paid to employees at the time of their separation from the Company.

In addition, since Mr. Bott is subject to the Specified Employee Delay under the DCP, Mr. Bott received a distribution of amounts deferred into the DCP in March 2015. The value of Mr. Bott’s account in the DCP at December 31, 2014 was $48,201.

Indemnification Agreements

Our officers and directors have entered into customary indemnification agreements with us, pursuant to which we have agreed to indemnify our officers and directors to the fullest extent permitted by law.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation program is appropriately structured and not reasonably likely to result in risks that could have a material adverse effect on us. We believe our approach of subjectively evaluating performance results of each executive assists in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We believe we have allocated our compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk-taking. Further, one of the primary factors we take into consideration in setting compensation is the performance of the Company as a whole. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of the Company and our shareholders as a whole. Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures our employees’ interests align with those of our shareholders for the long-term performance of our Company.

Compensation Committee Report

In accordance with its written charter adopted by the Board, the Compensation Committee of the Board is responsible for determining awards to employees of stock or other equity compensation and reviewing and approving the individual elements of the total compensation of the Chief Executive Officer, the other NEOs and other senior executive officers. The Compensation Committee is also obligated to communicate to shareholders information regarding the factors and criteria on which the Chief Executive Officer’s compensation was based, including the relationship of the Company’s performance to the Chief Executive Officer’s compensation, and the specific relationship of corporate performance to executive compensation overall.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) above with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement.

The preceding report is presented by the members of the Compensation Committee.

/s/ Lon McCain Lon McCain Committee Chairman	/s/ William B. Berry William B. Berry Committee Member	/s/ Edward T. Schafer Edward T. Schafer Committee Member

Security Ownership of Certain

Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock, as of March 24, 2015, by each person (other than our directors and executive officers) known by us to be the beneficial owner of more than 5% of the issued and outstanding Common Stock.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percent of Class (1)
Bert H. Mackie, Co-Trustee	30,092,907	(2)	8.07%

(1)	Based on total shares outstanding of 373,124,407 on March 24, 2015.
(2)	Apart from 4,000 shares owned personally by Mr. Mackie, as to which he has sole voting and dispositive power, the remainder of the shares beneficially owned by Mr. Mackie are held by him as the trustee or co-trustee of four irrevocable trusts established for the benefit of the children of Mr. Hamm, our Chairman and Chief Executive Officer. Mr. Mackie shares voting and dispositive power with respect to 17,926,147 of the shares reported above with H. Thomas Hamm, the co-trustee of the Harold Hamm DST Trust. Mr. Mackie shares voting and dispositive power with respect to 11,995,234 of the shares reported above with Hilary Honor Hamm, the co-trustee of the Harold Hamm HJ Trust. Mr. Mackie shares voting and dispositive power with respect to 83,763 of the shares reported above with Jane Elizabeth Hamm, the co-trustee of the Jane Hamm 2005 Irrevocable Trust, and Mr. Mackie has sole voting and dispositive power with respect to another 83,763 of the shares reported above as sole trustee of the Hilary Hamm 2005 Irrevocable Trust. Mr. Mackie’s business address is 302 N. Independence, Suite 101, Enid, Oklahoma 73701. Mr. Hamm does not possess any voting or dispositive power with respect to the irrevocable trusts established for the benefit of his children and, therefore, does not beneficially own any shares of Common Stock held by such trusts.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of our shares of Common Stock as of March 24, 2015 by (a) each of our directors and director nominees, (b) each of the executive officers and Mr. Bott since he is an NEO and (c) all of our directors, executive officers and Mr. Bott as a group. Each of the aforementioned persons has sole voting and dispositive power with respect to the shares listed in the table, except as otherwise indicated below.

	Beneficial Ownership
Name of Director or Executive Officer	Number of Shares (1)	Percent of Class (2)
Jose A. Bayardo	82,433	*
William B. Berry	35,000	*
David L. Boren	17,780	*
Winston F. “Rick” Bott	81,370	*
Glen Brown	107,781	*
Eric S. Eissenstat	142,845	*
Gary E. Gould	113,408	*
Harold G. Hamm	253,273,086	67.88%
John D. Hart	265,253	*
Jeffrey B. Hume(3)	2,216,866	*
Lon McCain	48,444	*
John T. McNabb, II(4)	34,000	*
Mark E. Monroe	258,946	*
Steven K. Owen	85,085	*
Edward T. Schafer(5)	27,410	*
Jack H. Stark(6)	533,304	*
All Directors, executive officers and NEOs as a group (16 persons)	257,323,011	68.96%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the SEC’s rules and regulations and generally includes voting or dispositive power with respect to securities. The following persons have sole voting and dispositive power with respect to the restricted stock included in the number of shares listed opposite each person’s name in the table above, subject to the terms of the documents relevant to each restricted stock award: Mr. Bayardo – 59,868 shares; Mr. Berry – 12,000; Mr. Boren – 16,780 shares; Mr. Brown – 99,072 shares; Mr. Eissenstat – 96,768 shares; Mr. Gould – 103,378 shares; Mr. Hamm – 502,534 shares; Mr. Hart – 159,610 shares; Mr. Hume – 108,250 shares; Mr. McCain – 18,446 shares; Mr. McNabb – 15,666 shares; Mr. Monroe – 19,566 shares; Mr. Owen – 76,726 shares; Mr. Schafer – 15,668 shares; Mr. Stark – 193,750 shares; and all directors, executive officers and NEOs as a group – 1,498,082 shares.
(2)	Based on total shares outstanding of 373,124,407 on March 24, 2015.
(3)	Includes 2,032,714 shares held by a limited liability company owned by Mr. Hume and his wife.
(4)	Includes 1,000 shares held by a charitable foundation qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, of which Mr. McNabb and his wife are officers and with respect to which Mr. McNabb and his wife share voting and dispositive power. Mr. McNabb and his wife have no pecuniary interest in the shares held by the charitable foundation.
(5)	Includes 360 shares held individually by Mr. Schafer’s wife.
(6)	Includes 282,932 shares held by a limited liability company owned by Mr. Stark and his wife and 1,580 shares held by his daughter.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. We are required to disclose delinquent filings of reports by such persons during the year ended December 31, 2014.

Based on a review of the copies of such reports and amendments thereto received by us, or written representations that no filings were required, we believe that during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our Section 16 officers, directors and 10% shareholders were met.

Proposal 2:

Approval of an Amendment to the

Third Amended and Restated

Certificate of Incorporation to

Increase the Number of Authorized

Shares of Common Stock of the

Company

The Board has approved and is recommending to the shareholders for approval at the Annual Meeting, an amendment to Article Four of the Company’s Third Amended and Restated Certificate of Incorporation, which sets forth the terms of the Company’s authorized capital stock. Article Four currently authorizes 500,000,000 shares of Common Stock, as well as 25,000,000 shares of Preferred Stock, each with a par value $.01 per share. The proposed amendment would increase the authorized Common Stock to 1,000,000,000 shares of Common Stock. The authorized shares of Preferred Stock would remain 25,000,000. If adopted by the shareholders, this amendment would become effective upon filing of an appropriate Certificate of Amendment with the Secretary of State of the State of Oklahoma. The proposed amendment to Article Four of the Certificate of Incorporation would replace the first sentence of the Article with the following:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,025,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”) and 25,000,000 shares designated as Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).

The additional shares of Common Stock authorized by the proposed amendment, if and when issued, would have the same rights and privileges as the shares of Common Stock currently authorized. The Common Stock has no preemptive rights to purchase Common Stock or other securities. In addition, under Oklahoma law, our shareholders are not entitled to dissenters’ or appraisal rights in connection with the proposed increase in the number of shares of Common Stock authorized for issuance.

Recently, we issued 186,095,952 shares of Common Stock in connection with our September 2014 2 for 1 stock split which was effected through a stock dividend. As of March 24, 2015, 373,124,407 shares of Common Stock were issued and outstanding and 16,820,889 were reserved for issuance under the 2013 Plan. As a result, 110,054,704 shares are available for issuance for future purposes and the Board deems it advisable to increase our authorized Common Stock. The additional Common Stock would be available for possible stock dividends or splits, future financing and acquisition transactions, employee benefit plans and other corporate purposes. Having such shares available for issuance would give the Company greater flexibility and allow shares of Common

Stock to be issued without the expense and delay of a shareholders’ meeting. The additional shares of Common Stock would be available for issuance without further action by the shareholders unless such action is required by applicable law or the rules of any stock exchange on which the Common Stock may be listed. The NYSE, on which the Common Stock is listed, currently requires shareholder approval prior to issuing shares in certain instances, including where the number of shares to be issued would exceed 20% of the number of shares outstanding prior to such issuance.

We have no present arrangements, commitments, understandings or pending negotiations for the issuance of additional shares of newly authorized Common Stock.

We have not proposed the increase in the authorized number of shares of Common Stock with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company. We are not aware of any pending or threatened efforts to acquire control of the Company.

The Board recommends the shareholders vote “FOR” approval of the proposed amendment to the Company’s Third Amended and Restated Certificate of Incorporation.

Proposal 3:

Ratification of Selection of

Independent Registered Public

Accounting Firm

General

The Audit Committee has directed us to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Grant Thornton has served as our independent registered public accounting firm since 2004. Our Bylaws and other governing documents or law do not require shareholder ratification of the selection of Grant Thornton as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in our and our shareholders’ best interest.

The Board recommends the shareholders vote “FOR” the ratification of the selection of Grant Thornton as our independent registered public accounting firm for the year ending December 31, 2015.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. The Audit Committee is composed entirely of independent directors. The Audit Committee’s charter can be found in the Corporate Governance section of our website at www.clr.com. A printed copy of the charter will be made available to any shareholder who requests it from our Secretary.

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2014, with Grant Thornton, our independent auditor, with and without management present. Management has the primary responsibility for our financial statements and the overall reporting process, including assuring we develop and maintain adequate financial controls and procedures for monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Our independent auditor is responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discussing with the Audit Committee any issues it believes should be raised.

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditor. In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditor a formal written statement describing all relationships between the auditor and us that might bear on the auditor’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the auditor any relationships that may impact its objectivity and independence, and satisfied itself as to the auditor’s independence. The independent auditor reviewed its audit plans, audit scope, and identification of audit risks with the Audit Committee. The Audit Committee also discussed with management and the independent auditor the quality and adequacy of our internal controls. Further, the Audit Committee discussed and reviewed with the independent auditor all communications required by PCAOB Auditing Standard No. 16, Communications with Audit Committees.

Based on the above-mentioned review and discussions with management and the independent auditor, the Audit Committee recommended to the Board and the Board approved the Audit Committee’s recommendation that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC. The Audit Committee also recommended to the Board and the Board approved the reappointment of the independent auditor for 2015.

The preceding report is presented by the members of the Audit Committee.

/s/ Mark E. Monroe	/s/ Lon McCain	/s/ John T. McNabb, II	/s/ Edward T. Schafer
Mark E. Monroe Committee Chairman	Lon McCain Committee Member	John T. McNabb, II Committee Member	Edward T. Schafer Committee Member

Audit and Other Fees

Grant Thornton served as our independent registered public accounting firm during 2014 and 2013. The aggregate fees billed by Grant Thornton for the years ended December 31, 2014 and 2013 for various services are set forth below:

	2014 ($)	2013 ($)
Audit Fees	$746,885	$697,002
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$746,885	$697,002

Fees for audit services include fees associated with our annual consolidated audits, the review of our quarterly reports on Form 10-Q, Sarbanes Oxley Act compliance review and services normally provided by the accounting firm in connection with statutory or regulatory filings. Audit fees for 2013 include amounts paid in connection with our issuance and registration of 4.5% Senior Notes due 2023, for services associated with the preparation of comfort letters and consents and assistance with and review of documents filed with the SEC. Audit fees for 2014 include amounts paid in connection with our issuance and registration of 3.8% Senior Notes due 2024 and 4.9% Senior Notes due 2044, for services associated with the preparation of comfort letters and consents and assistance with and review of documents filed with the SEC.

As necessary, the Audit Committee considers whether the provision of non-audit services by Grant Thornton is compatible with maintaining auditor independence and has adopted a policy that requires pre-approval of all audit and non-audit services. Such policy requires the Audit Committee to approve services and fees in advance and requires documentation regarding the specific services to be performed. All 2014 audit fees were approved in advance in accordance with the Audit Committee’s policies.

Attendance at Annual Meeting

Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Proposal 4:

Shareholder Proposal on the

Chairman of the Board Being an

Independent Director

The Company has received a shareholder proposal from the Central Laborers’ Pension Fund, P.0. Box 1267, Jacksonville, Illinois 62651-1267, owner of 655 shares of Common Stock. The Proponent has requested the Company include the following proposal and supporting statement in its Proxy Statement for the Annual Meeting. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponent or the Proponent’s qualified representative.

Proponent’s Statement in Support of Shareholder Proposal

RESOLVED: That the stockholders of Continental Resources, Inc. (“Continental Resources” or “the Company”) ask the board of directors to adopt a policy that, whenever possible, the board’s chairman should be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Supporting Statement.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently Mr. Harold Hamm is Chairman of the Board and CEO. We believe that this scheme may not adequately protect shareholders.

We believe that an independent Chairman who sets agendas, priorities and procedures for the board can enhance board oversight of management and help ensure the objective functioning of an effective board. We also believe that having an independent Chairman (in practice as well as appearance) can improve accountability to shareowners, and we view the alternative of having a lead outside trustee, even one with a robust set of duties, as not adequate to fulfil these functions.

A number of respected institutions recommend such separation. CalPERS’ Corporate Core Principles and Guidelines state that “the independence of a majority of the Board is not enough”; “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.” In 2009 the Milstein Center at Yale School of Management issued a report, endorsed by a number of investors and board members, which recommended splitting the two positions as the default provision for U.S. companies. A commission of The Conference Board stated in a 2003 report: “Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.”

We believe that the recent economic crisis demonstrates that no matter how many independent trustees there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition to the Shareholder Proposal

After careful consideration, and for the reasons set forth below, the Board opposes the proposal as not being in the best interests of the Company or its shareholders.

1.	The Board believes it is in the best interests of the Company to maintain a flexible approach to the Board’s leadership structure that does not prohibit the Chief Executive Officer (“CEO”) from serving as Chairman of the Board (“Chairman”). The Board believes the Company’s current Board leadership structure under which it has delegated many oversight responsibilities to independent Board committees, has appointed a lead director and has the ability to determine whether to combine the Chairman and CEO positions best serves our shareholders and is currently the most effective leadership structure for the Company. The approach adopted by the Board allows it, in representing the shareholders’ best interests, to decide who should serve as Chairman or CEO, or both, under present or future circumstances. With regard to the current leadership, the Board believes Mr. Hamm’s experience in founding the Company and his continued majority ownership of the Company align his interests with those of shareholders generally, and that his stake in the long-term success of the Company merits his position as both Chairman and CEO. The Board also believes the existing structure is advantageous because the CEO’s intimate knowledge of the Company’s business and operations can be more effectively communicated to the Board and the Board’s directives to management can be more effectively implemented, which together facilitates the Company’s ability to react quickly to changing conditions, which the Board regards as one of the Company’s competitive strengths.

2.	The Board has adopted measures, including establishing the role of an independent lead director, to assure its ability to provide independent oversight of management. The Company’s current governance structure under which all directors, other than Mr. Hamm, are independent ensures effective independent oversight of the Company’s management and over key issues related to executive compensation, evaluation of management’s performance, strategy, risk, and integrity. We believe our commitment to independent oversight is demonstrated by the fact that more than a majority of our directors (all directors other than Mr. Hamm) are independent, even though we are a controlled company and therefore exempt from the NYSE requirement to have a majority of independent directors. We have also adopted several practices demonstrating our commitment to ensuring effective independent oversight including: (i) only independent directors serve on the Compensation Committee, even though we are a controlled company and therefore exempt from the NYSE requirement to have a Compensation Committee comprised entirely of independent directors; (ii) our independent Compensation and Audit Committee chairs establish their respective agendas; (iii) the Board and each of its Committees have discretion to retain their own independent legal, financial, reserve or other outside advisors; (iv) the independent directors have complete access to management and employees; (v) the independent directors regularly meet in executive session without the CEO or other employees; and (vi) the Board and each Committee regularly conduct a self-evaluation to determine whether it and its Committees function effectively.

The Board has also designated one of its members to serve as lead director, with the following responsibilities similar to those typically performed by an independent Chairman: (i) presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) acts as a key liaison between the Chairman and CEO and the independent directors; (iii) provides input into the materials to be delivered to the directors in advance of each Board meeting, (iv) provides feedback regarding the quality, quantity, and timeliness of those materials; and (v) communicates Board member feedback to the Chairman and CEO.

3.	The simple act of separating the roles of Chairman and CEO does not yield “good governance.” Those who support the separation of the roles of Chairman and CEO often refer to companies involved in corporate failures, asserting that boards of companies with a separate Chairman and CEO can better protect shareholder interests by providing independent oversight of the officers and eliminating conflicts of interest. Notably, many of the highest-profile failures in the United States and Europe (e.g., Worldcom, Vivendi, Adecco, Royal Ahold, ABB, Manesmann, Deutsche Telecom, and American International Group, Inc.) involved companies that had separated the Chairman and CEO positions, which did not prevent failures from occurring. The failures of corporate governance at those companies show that separating the Chairman and CEO positions did not increase the oversight of management or improve overall governance. In fact, splitting leadership roles may lead to conflicting centers of control and influence, lack of accountability and confusion over leadership roles.

We would note that according to the Spencer Stuart 2014 Board Index, only 3% of S&P 500 companies have adopted formal policies requiring a split of the Board Chair and CEO position and 94% have a lead or presiding director, as we do. We believe these metrics reflect the collective view that having a lead director results in a Board that is collectively more accountable for and vested in management oversight, establishment of strategy and other Board responsibilities, while maintaining the advantages and flexibility of being able to have our CEO also act as Chairman. The small number of S&P 500 companies formally adopting a split Chairman and CEO role should not be dismissed as intransigence. The ultimate goal of any Board is to provide appropriate and balanced leadership to promote long-term performance and we do not believe any one defined structure necessarily achieves that goal. This conclusion has been supported by a number of studies summarized in a September 1, 2011 article “Separation of Chair and CEO Risks” from The Harvard Law School Forum on Corporate Governance and Financial Regulation which concludes that:

“Board effectiveness is affected by the Chairman’s industry knowledge, leadership skills, and influence on board process rather than by the particular leadership structure chosen.”

The same article continued:

“The academic literature for separation of the roles of chair and CEO is also not definitive. One study found ‘only weak evidence that duality status affects long-term performance, after controlling for other factors that might impact performance.’ Another concluded that there is ‘no statistical relationship between independence and firm performance…or relationships so small to be almost meaningless.’ A third study concluded there was ‘no evidence of substantive, systemic relationship between corporate financial performance and board leadership structure.’”

We agree with these conclusions and believe our current governance structure provides an appropriate and flexible balance of leadership and independence. We further believe our shareholders are better served by this approach than by the “one size fits all” governance structure contained in the shareholder proposal.

Given the Company’s corporate governance measures, strong, independent directors who effectively oversee the Company’s management and the role of the lead director with the responsibilities described above, the Board believes it is in the best long-term interests of the Company and its shareholders to maintain flexibility in the Company’s leadership structure and to reject permanently separating or combining the positions of Chairman and CEO. We urge our shareholders to vote AGAINST the proposal.

The Board recommends the shareholders vote “AGAINST” the Shareholder Proposal on the Chairman of the Board being an independent director.

Annual Report To Shareholders

Our Annual Report to Shareholders for the year ended December 31, 2014, including audited financial statements, accompanies this Proxy Statement. The Annual Report is not incorporated by reference into this Proxy Statement or deemed to be a part of the materials for the solicitation of proxies.

Copies of the exhibits omitted from the Annual Report on Form 10-K accompanying this Proxy Statement are available to shareholders without charge upon written request to our Secretary at 20 N. Broadway, Oklahoma City, Oklahoma 73102.

Shareholders Sharing

the Same Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice and Proxy Statement, Annual Report or Notice of Internet Availability may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our Annual Report, Notice and Proxy Statement and/or Notice of Internet Availability to you if you call or write us at the following address or phone number: Continental Resources, Inc., 20 N. Broadway, Oklahoma City, Oklahoma 73102, Attn: Secretary, (405) 234-9000. If you would like to receive separate copies of the Annual Report and Notice and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

Shareholder Advisory Vote on

Executive Compensation

At the 2011 Annual Meeting, shareholders approved a non-binding proposal to hold an advisory vote on the compensation of our named executive officers on a triennial basis. The last advisory vote took place in 2014. Accordingly, it is anticipated the next such advisory vote will take place at the 2017 Annual Meeting of Shareholders.

Proposals Of Shareholders

The Board will consider properly presented proposals of shareholders intended to be presented for action at the Annual Meeting. Such proposals must comply with the applicable requirements of the SEC and our Bylaws. Under our Bylaws a matter can properly be brought before an annual meeting by a shareholder of the Company who is a shareholder of record at the time notice of the proposal is given and who is entitled to vote at such annual meeting. The proposing shareholder must give timely notice of his or her proposal in writing to the Secretary of the Company and satisfy the other requirements set forth in the Bylaws. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company at 20 N. Broadway, Oklahoma City, Oklahoma 73102 not later than ninety (90) days or more than one hundred twenty (120) days prior to the one year anniversary date of the preceding year’s annual meeting of shareholders of the Company; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be so delivered not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. A shareholder’s notice to the Secretary shall set forth as to each matter: (a) a brief description of the business desired to be brought before the annual meeting (which, if the proposal is for any alteration, amendment, rescission or repeal of the Company’s Certificate of

Incorporation or Bylaws, shall include the text of the resolution which will be proposed to implement the same); (b) the reasons for conducting such business at the annual meeting; (c) the identity of any beneficial owner or owners on whose behalf the proposal is being made; (d) the name and address, as they appear on the Company’s books, of the shareholder proposing such business and the name and address of any beneficial owner on whose behalf he or she may by acting; (e) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder and by any beneficial owner on whose behalf he or she may be acting; (f) any material interest of the shareholder in such business; (g) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any beneficial owner on whose behalf he or she may be acting, or any other agreement, arrangement or understanding (including any derivative or short positions, profit interests, options or borrowed or loaned shares) has been made, the effect or intent of which is to manage the risk or benefit of share price changes in the stock price of the Company for such shareholder or beneficial owner, to mitigate loss with respect to any share of stock of the Company, or to increase or decrease the voting power of such shareholder or beneficial owner with respect to any share of the stock of the Company; (h) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder; (i) a representation such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (j) an undertaking by the shareholder giving the notice to update the information required pursuant to this paragraph as of the record date for the meeting promptly following the later of the record date for the meeting or the date notice of the record date is first publicly disclosed.

A shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be included in our proxy statement relating to the 2016 Annual Meeting must be received no later than December 9, 2015. For a proposal to be considered for presentation at the 2016 Annual Meeting, although not included in the proxy statement for such meeting, it must be received within the time period set forth in our Bylaws as described above. In addition, the proxy solicited by the Board for the 2016 Annual Meeting will confer discretionary authority to vote on any such shareholder proposal presented at the 2016 Annual Meeting unless we are provided with notice of such proposal no later than ninety days prior to the date of the 2016 Annual Meeting.

Other Matters

Our Board does not know of any other matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting of Shareholders and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended the proxy solicited hereby be voted as to any such matter in accordance with the recommendations of our Board.

ANNEX A

NYSE Independence Standards Generally Applicable to Directors

The Board of Directors uses the independence standards of the New York Stock Exchange (“NYSE”) generally applicable to directors to determine the independence of its members. These are set forth below, omitting commentary and definitions. Defined terms are marked with asterisks and have the meanings set forth in Section 303A.02 of the NYSE Listed Company Manual.

No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the *listed company* (either directly or as a partner, shareholder or officer of an organization that has a relationship with the *company*).

In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the listed company’s board of directors, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

(B) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an *immediate family member* is, or has been within the last three years, an *executive officer*, of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 19, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at https://materials.proxyvote.com/212015

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	20230303000000000000 8	051915

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approval of an amendment to the Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: m Lon McCain m Mark E. Monroe

☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)			3. Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	☐	☐	☐
				4. Shareholder proposal on the Chairman of the Board being an independent director.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3, and AGAINST Proposal 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF SHAREHOLDERS OF

CONTINENTAL RESOURCES, INC.

May 19, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.	COMPANY NUMBER

ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement and Proxy Card are available at https://materials.proxyvote.com/212015
i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

■	20230303000000000000 8	051915

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors:				2. Approval of an amendment to the Third Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock.	☐	☐	☐
☐	FOR ALL NOMINEES	NOMINEES: m Lon McCain m Mark E. Monroe
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)			3. Ratification of selection of Grant Thornton LLP as independent registered public accounting firm.	☐	☐	☐
				4. Shareholder proposal on the Chairman of the Board being an independent director.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. The shares represented by this Proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3, and AGAINST Proposal 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐                         ¢

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONTINENTAL RESOURCES, INC.

20 N. Broadway

Oklahoma City, Oklahoma 73102

(405) 234-9000

The undersigned hereby appoints Eric Eissenstat and John Hart, and each of them, as proxies (the “Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of Continental Resources, Inc. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 19, 2015, or any later reconvened meeting.

(Continued and to be signed on the reverse side)

¢ 1.1	14475 ¢